Exhibit 2.1

CONFIDENTIAL

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

dated as of November 10, 2016

among

ADOBE SYSTEMS INCORPORATED,

TIGER ACQUISITION CORPORATION

and

TUBEMOGUL, INC.

-i-

(continued)

-ii-

(continued)

-iii-

(continued)

		Page
SECTION 9.8.	Entire Agreement	56

SECTION 9.9.	Parent Guarantee	56

SECTION 9.10.	Enforcement	56

SECTION 9.11.	Amendment	56

SECTION 9.12.	Waiver	57

-iv-

Exhibits

Exhibit A	-	Certain Definitions and Index of Defined Terms

Exhibit B	-	Offer Conditions

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of November 10, 2016, among ADOBE SYSTEMS INCORPORATED, a Delaware corporation (“Parent”), TIGER ACQUISITION CORPORATION, a Delaware corporation and wholly-owned subsidiary of Parent (“Merger Sub”), and TUBEMOGUL, INC., a Delaware corporation (the “Company”). Certain capitalized terms used in this Agreement are defined in Exhibit A.

RECITALS

WHEREAS, Parent has agreed to cause Merger Sub to commence a tender offer (as it may be amended from time to time as permitted under this Agreement, the “Offer”) to purchase all of the outstanding shares of Company Common Stock (each, a “Share” and, collectively, the “Shares”), other than the Excluded Shares, at a price per Share equal to $14.00 (such amount, or any other amount per Share paid pursuant to the Offer and this Agreement, subject to any adjustment contemplated by Section 2.2(c), the “Offer Price”), net to the seller in cash, without interest and subject to any required Tax withholding, on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, upon the terms and subject to the conditions set forth in this Agreement, as soon as practicable following the consummation of the Offer, Merger Sub will be merged with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned subsidiary of Parent (the “Surviving Corporation”), in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), and each issued and outstanding Share, other than any Excluded Share or Appraisal Share, that is not tendered and accepted pursuant to the Offer will thereupon be canceled and converted into the right to receive cash in an amount equal to the Offer Price, without interest and subject to any required Tax withholding, on the terms and subject to the conditions set forth herein;

WHEREAS, the board of directors of the Company (the “Company Board”) has unanimously adopted resolutions (i) determining that this Agreement, including the Offer, the Merger and the other Transactions, are fair to and in the best interests of the Company and its stockholders, (ii) electing that this Agreement and the Transactions be expressly governed by Section 251(h) of the DGCL, (iii) adopting and approving this Agreement, declaring the advisability of this Agreement and approving the Transactions, including the Offer and the Merger, in accordance with the requirements of the DGCL, (iv) approving the execution, delivery and performance by the Company of this Agreement and the consummation of the Transactions, including the Offer and the Merger, and (v) recommending that the holders of Company Common Stock accept the Offer and tender their Shares pursuant to the Offer (such recommendation, the “Company Board Recommendation”), in each case, on the terms and subject to the conditions of this Agreement;

WHEREAS, the board of directors of each of Parent and Merger Sub have adopted and approved this Agreement and declared it advisable for Parent and Merger Sub, respectively, to enter into this Agreement and to consummate the Offer, the Merger and the other Transactions, upon the terms and subject to the conditions set forth herein;

WHEREAS, Parent, Merger Sub and the Company acknowledge and agree that the Merger shall be effected pursuant to Section 251(h) of the DGCL and shall, subject to satisfaction of the conditions set forth in this Agreement, be consummated as soon as practicable following the Offer Acceptance Time; and

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and inducement to Parent’s and Merger Sub’s willingness to enter into this Agreement, certain stockholders of the Company are executing and delivering Tender and Support Agreements in favor of Parent and Merger Sub, pursuant to which those stockholders, among other things, will agree to tender all outstanding shares of Company Common Stock beneficially owned by them to Merger Sub in the Offer.

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties to this Agreement, intending to be legally bound, agree as follows:

ARTICLE 1

THE OFFER AND THE MERGER

SECTION 1.1. The Offer.

(a) Commencement of the Offer. Provided that this Agreement shall not have been terminated in accordance with Article 8, as promptly as practicable but in no event later than ten Business Days after the date of this Agreement, Merger Sub shall, and Parent shall cause Merger Sub to, commence (within the meaning of Rule 14d-2 under the Exchange Act) the Offer to purchase all of the outstanding Shares, other than the Excluded Shares, at a price per Share equal to the Offer Price, net to the seller in cash, without interest and subject to any required Tax withholding; provided, however, that Merger Sub shall not be required to commence the Offer if (i) the Company shall not be prepared to file immediately with the SEC, and to disseminate to holders of shares of Company Common Stock, the Schedule 14D-9, and (ii) any of the Offer Conditions set forth in clauses (b), (c) and (d) on Exhibit B are not then satisfied (but only to the extent, in the case of the Offer Condition set forth in clause (d) on Exhibit B, the covenants are required to be performed at or prior to the commencement of the Offer).

(b) Terms and Conditions of the Offer. The obligations of Merger Sub to, and of Parent to cause Merger Sub to, accept for payment, and pay for, any Shares validly tendered and not validly withdrawn pursuant to the Offer are subject to the terms and conditions of this Agreement, including the satisfaction of the Minimum Tender Condition and the satisfaction or waiver of the conditions set forth in Exhibit B (the Minimum Tender Condition and the other conditions set forth in Exhibit B are referred to collectively as the “Offer Conditions”). The Offer shall be made by means of an offer to purchase that contains the terms set forth in this Agreement, the Minimum Tender Condition and the other Offer Conditions. Merger Sub expressly reserves the right to (i) increase the Offer Price, (ii) waive any Offer Condition or (iii) make any other changes in the terms and conditions of the Offer; provided, however, that notwithstanding anything to the contrary in this Agreement, without the prior written consent of the Company, neither Parent nor Merger Sub shall (A) reduce the Offer Price, (B) change or waive the Minimum Tender Condition, (C) impose conditions or requirements to the Offer in addition to the Offer Conditions, (D) extend or otherwise change the Expiration Date in a manner other than as required or permitted by this Agreement, (E) change the form of consideration payable in the Offer, (F) decrease the maximum number of Shares sought to be purchased in the Offer, or (G) otherwise amend or modify any of the Offer Conditions or the other terms of the Offer in a manner that adversely affects any holder of Shares in its capacity as such. The Offer may not be withdrawn prior to its scheduled expiration (as such expiration may be extended or re-extended in accordance with this Agreement), unless this Agreement is terminated in accordance with Section 8.1

(c) Expiration and Extension of the Offer. The initial expiration date of the Offer shall be one minute following 11:59 p.m., Eastern Time on the date that is twenty business days following the commencement of the Offer, determined in accordance with Rule 14d-1(g)(3) and Rule 14e-1(a) under the Exchange Act, unless otherwise agreed to in writing by Parent and the Company (such date or subsequent date to which the expiration of the Offer is extended in accordance with the terms of this Agreement, the “Expiration Date”). Notwithstanding anything to the contrary contained in this Agreement but subject to the parties’ respective termination rights under Section 8, Merger Sub: (x) shall extend the Offer from time to time: (1) for any period required by any Law or any interpretation or position of the SEC applicable to the Offer; (2) for periods the length of which shall be specified by Merger Sub or Parent (not to exceed ten Business Days per extension) until any waiting period (and any extension thereof) applicable to the consummation of the Offer under the HSR Act will have expired or been terminated; and (3) at the request of the Company, if, as of the scheduled Expiration Date, any Offer Condition is not satisfied and has not been waived by Parent or Merger Sub, for periods the length of which shall be specified by Merger Sub or Parent (not to exceed ten Business Days per extension) to permit such Offer Condition to be satisfied and (y) may extend the Offer from time to time, in its discretion (and without the consent of the Company or any other Person), if, as of the scheduled Expiration Date, any Offer Condition is not satisfied and has not been waived by Parent or Merger Sub, for periods the length of which shall be specified by Merger Sub or Parent (not to exceed ten Business Days per extension) to permit such Offer Condition to be satisfied; provided, however, that in no event shall Merger Sub be required or permitted (without the prior written consent of the Company) to extend the Offer to a date later than the Outside Date.

(d) Termination of the Offer. Except in connection with a valid termination of this Agreement pursuant to Article 8, and subject to its obligations to extend the Offer in accordance with Section 1.1(c), Merger Sub shall not terminate or withdraw the Offer prior to any scheduled Expiration Date without the prior written consent of the Company. In the event that this Agreement is terminated pursuant to Article 8, Merger Sub shall (and Parent shall cause Merger Sub to) promptly (and, in any event, within twenty-four (24) hours of such termination), irrevocably and unconditionally terminate the Offer and shall not acquire any Shares pursuant to the Offer. If the Offer is terminated or withdrawn by Merger Sub, Merger Sub shall promptly return, and shall cause any depository acting on behalf of Merger Sub to return, in accordance with applicable Law, all tendered Shares to the registered holders thereof.

(e) Offer Documents. On the date of commencement of the Offer (within the meaning of Rule 14d-2 under the Exchange Act), Parent and Merger Sub shall: (i) file with the SEC a tender offer statement on Schedule TO with respect to the Offer (together with all amendments and supplements thereto and including exhibits thereto, the “Schedule TO”), which shall contain an offer to purchase and a related letter of transmittal, summary advertisement, notice of guaranteed delivery and other ancillary offer documents pursuant to which the Offer shall be made (such Schedule TO and the documents included therein pursuant to which the Offer shall be made, together with any supplements or amendments thereto, the “Offer Documents”) and (ii) take all steps necessary to cause the Offer Documents to be disseminated to holders of Shares, as and to the extent required by applicable U.S. federal securities laws. Parent and Merger Sub shall cause the Offer Documents (i) to comply in all material respects with the Exchange Act and other applicable U.S. federal securities laws and (ii) on the date first filed with the SEC and on the date first published, sent or given to the holders of Shares, not to contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading, except that no covenant is made by Parent or Merger Sub with respect to information supplied by or on behalf of the Company in writing specifically for inclusion in the Offer Documents. Each of Parent, Merger Sub and the Company shall promptly correct any information provided by it or on its behalf specifically for inclusion in the Schedule TO or the other Offer Documents if and to the extent that such information shall have become false or misleading in any material respect or as otherwise required by applicable Law, and each of Parent and Merger Sub shall take all steps necessary to amend or supplement the Schedule TO and, as applicable, the other Offer Documents and to cause the Schedule TO as so amended and supplemented to be filed with the SEC and the other Offer Documents as so amended or supplemented to be disseminated to the holders of Shares, in each case as and to the extent required by applicable Laws. Unless the Company Board shall have effected a Company Adverse Change Recommendation, the Company and its counsel shall be given reasonable opportunity to review and comment upon the Offer Documents and any amendments thereto prior to filing such documents with the SEC or dissemination of such documents to the holders of Shares. Unless the Company Board shall have effected a Company Adverse Change Recommendation, Parent and Merger Sub shall provide the Company and its counsel with a copy of any written comments or telephonic notification of any oral comments that Parent, Merger Sub or their counsel may receive from the SEC or its staff with respect to the Offer Documents promptly after the receipt of such comments (and shall give the Company prompt telephonic notice of any material discussions with the SEC staff), shall consult with the Company and its counsel prior to responding to such comments, and shall provide to the Company and its counsel a copy of any written responses thereto of Parent or Merger Sub or their counsel and telephonic notice of any oral responses or discussions with the SEC staff. Unless the Company Board shall have effected a Company Adverse Change Recommendation, the Company shall promptly furnish to Parent and Merger Sub all information concerning the Company, any Company Subsidiary and the Company’s stockholders that may be required or reasonably requested in connection with any action contemplated by this Section 1.1(e).

(f) Funds. Without limiting the generality of Section 9.9, Parent shall provide or cause to be provided to Merger Sub on a timely basis the funds necessary to purchase any Shares that Merger Sub becomes obligated to purchase pursuant to the Offer. On the terms and subject to the conditions of the Offer and this Agreement, Merger Sub shall, and Parent shall cause Merger Sub to, pay for all Shares validly tendered and not withdrawn pursuant to the Offer (other than Shares tendered pursuant to guaranteed delivery procedures that have not yet been delivered in settlement or satisfaction of such guarantee) that Merger Sub becomes obligated to purchase pursuant to the Offer as soon as practicable after the expiration of the Offer. Parent and Merger Sub shall, and each of Parent and Merger Sub shall ensure that all of their respective Affiliates shall, tender any Shares held by them into the Offer.

SECTION 1.2. Company Actions.

(a) The Company hereby approves of and consents to the Offer, the Merger and the other transactions contemplated by this Agreement (collectively, the “Transactions”).

(b) On the date of the commencement of the Offer, the Company shall file with the SEC and disseminate to holders of Shares, to the extent required by Rule 14d-9 under the Exchange Act and any other applicable laws, a Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the Offer (such Schedule 14D-9, together with any exhibits, amendments or supplements thereto, the “Schedule 14D-9”) that shall contain (i) the Company Board Recommendation (subject to Section 6.1(b)), and the Company hereby consents to the inclusion in the Offer Documents of the Company Board Recommendation (unless the Company Board shall have previously effected a Company Adverse Change Recommendation); (ii) the opinion of the financial advisor referred to in Section 3.20; (iii) a fair summary of the financial analysis conducted by such financial advisor in accordance with applicable Law; and (iv) the notice and other information required by Section 262(d)(2) of the DGCL. The Company shall cause the Schedule 14D-9 (i) to comply in all material respects with the Exchange Act and other applicable Laws and (ii) on the date first filed with the SEC and on the date first published, sent or given to the holders of Shares, not to contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading, except that no covenant is made by the Company with respect to information supplied by or on behalf of Parent or Merger Sub in writing specifically for inclusion in the Schedule 14D-9. Each of the Company, Parent and Merger Sub shall promptly correct any information provided by it for use in the Schedule 14D-9 if and to the extent that such information will have become false or misleading in any material respect, and the Company shall take all steps necessary to amend or supplement the Schedule 14D-9 and to cause the Schedule 14D-9 as so amended or supplemented to be filed with the SEC and disseminated to the holders of Company Common Stock, in each case as and to the extent required by applicable Laws. Parent and its counsel shall be given reasonable opportunity to review and comment upon the Schedule 14D-9 and any amendments and supplements thereto prior to filing such documents with the SEC or dissemination of such documents to the holders of Shares. The Company shall provide Parent and Merger Sub and its counsel with a copy of any written comments or telephonic notification of any oral comments that the Company or its counsel may receive from the SEC or its staff with respect to the Schedule 14D-9 promptly after the receipt of such comments (and shall give Parent prompt telephonic notice of any material discussions with the SEC staff), shall consult with Parent and Merger Sub and their counsel prior to responding to such comments, and shall provide to Parent and Merger Sub and their counsel a copy of any written responses thereto and telephonic notice of any oral responses or discussions with the SEC staff. Notwithstanding the foregoing, the obligations of the Company in the preceding two sentences of this Section 1.2(b) shall not apply from and after the time the Company Board effects a Company Adverse Change Recommendation in accordance with Section 6.4.

(c) In connection with the Offer, the Company shall (and shall instruct its transfer agent to) furnish Merger Sub or its designated agent promptly with mailing labels containing the names and addresses of the record holders of Company Common Stock as of a recent date, together with copies of all lists of stockholders, security position listings and computer files and all other information in the Company’s possession or control regarding the beneficial owners of shares of Company Common Stock as of a recent date, and shall furnish to Merger Sub such information and assistance (including updated lists of stockholders, security position listings and computer files) as Parent or Merger Sub may reasonably request in communicating the Offer to the holders of Shares. Subject to the requirements of applicable Law, and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Transactions, Parent and Merger Sub shall, until the consummation of the Offer, hold in confidence the information contained in any such labels, listings and files, shall use such information only in connection with the Offer and the Merger and, if this Agreement is terminated, shall, upon request, deliver to the Company all copies of such information then in their possession.

SECTION 1.3. The Merger. Upon the terms and subject to the conditions set forth in this Agreement and in accordance with Section 251(h) of the DGCL, at the Effective Time, Merger Sub shall be merged with and into the Company, the separate existence of Merger Sub will cease, and the Company will continue as the Surviving Corporation.

SECTION 1.4. Effects of the Merger. The Merger will have the effects set forth in the applicable provisions of the DGCL.

SECTION 1.5. Closing. The closing of the Merger (the “Closing”) shall take place at 8:00 a.m. (East Coast time) on the same date as the Offer Acceptance Time, except if the condition set forth in Section 7.1 will not be satisfied or waived by such date, in which case on no later than the first Business Day on which Section 7.1 is satisfied or waived, at the offices of DLA Piper LLP (US), 2000 University Avenue, East Palo Alto, California 94303, unless another time, date or place is agreed to in writing by the parties hereto (such date upon which the Closing occurs, the “Closing Date”).

SECTION 1.6. Consummation of the Merger. As soon as practicable on the Closing Date, the parties hereto shall (a) cause the Merger to be consummated by filing with the Secretary of State of the State of Delaware a certificate of merger or other appropriate documents (in any such case, the “Certificate of Merger”) in such form as required by, and executed in accordance with, the relevant provisions of the DGCL and shall make all other filings or recordings required under the DGCL and (b) take all other necessary or appropriate actions to cause the Merger to be effected under Section 251(h) of the DGCL without the adoption of this Agreement by the stockholders of the Company. The Merger shall become effective at such time as the Certificate of Merger is duly filed with such Secretary of State, or at such later time as Parent and the Company shall agree and specify in the Certificate of Merger (the time and date the Merger becomes effective being the “Effective Time” and “Effective Date,” respectively).

SECTION 1.7. Organizational Documents; Directors and Officers. The certificate of incorporation of the Surviving Corporation shall be amended at the Effective Time as mutually agreed by the Company and Parent, and as so amended, shall be the certificate of incorporation of the Surviving Corporation until thereafter amended as provided therein and under the DGCL. The bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Corporation until thereafter amended as provided therein and under the DGCL. The directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation and shall serve until the earlier of their resignation or removal or their respective successors are duly elected or appointed and qualified, as the case may be. The officers of Merger Sub immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation and shall serve until the earlier of their resignation or removal or until their respective successors have been duly elected or appointed and qualified, as the case may be.

ARTICLE 2

EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE CONSTITUENT

CORPORATIONS; EXCHANGE OF CERTIFICATES

SECTION 2.1. Conversion of Merger Sub Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or any holder of shares of Merger Sub capital stock, each share of Merger Sub capital stock shall be converted into and become one fully paid and nonassessable share of common stock, par value $0.001 per share, of the Surviving Corporation.

SECTION 2.2. Conversion of Company Common Stock At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or any holder of Shares:

(a) Subject to Section 2.2(c), each Share issued and outstanding immediately prior to the Effective Time (other than any Excluded Shares or Appraisal Shares) shall be canceled and shall be converted automatically into the right to receive the Offer Price in cash without interest thereon (the “Merger Consideration”), subject to any withholding of Taxes required by applicable Laws. As of the Effective Time, all such Shares will no longer be outstanding and will automatically be canceled and will cease to exist, and each holder of a Share will cease to have any rights with respect thereto, except the right to receive the Merger Consideration upon surrender of the Certificate or uncertificated Shares (the “Uncertificated Shares”) in accordance with Section 2.3, without interest.

(b) Each Share held in the treasury of the Company and each Share owned by Merger Sub, Parent or any wholly-owned Subsidiary of Parent or of the Company immediately prior to the Effective Time will be canceled without any conversion thereof and no payment or distribution will be made with respect thereto (such canceled shares, the “Excluded Shares”).

(c) If, between the date of this Agreement and the Effective Time, the outstanding Shares are changed into a different number or class of shares by reason of any stock split, divisions, or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction, then all calculations provided for that are based on a number of shares of any class or series (or trading prices therefor) affected thereby, including the Offer Price and Merger Consideration, will be appropriately adjusted to provide the same economic effect as contemplated by this Agreement prior to such event.

SECTION 2.3. Exchange of Certificates.

(a) Exchange Agent. At or prior to the Effective Time, Parent shall enter into an agreement with such bank or trust company as may be designated by Parent and reasonably acceptable to the Company (the “Exchange Agent”), which will provide for the payment of Merger Consideration in accordance with the terms of this Section 2.3. Parent shall, or shall take all steps necessary to enable and cause the Surviving Corporation to, deposit with the Exchange Agent as of the Effective Time, for the benefit of the holders of Shares and Non-Employee Equity Awards, for payment by the Exchange Agent in accordance with this Article 2, the cash necessary to pay for the Shares and Non-Employee Equity Awards converted into the right to receive consideration in connection with the Merger (the “Exchange Fund”). The Exchange Fund shall not be used for any other purpose.

(b) Exchange Procedures. As soon as reasonably practicable after the Effective Time but in any event not later than five Business Days thereafter, Parent shall cause the Exchange Agent to mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding Shares (the “Certificates”) (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as Parent may reasonably specify) and (ii) instructions for use in surrendering the Certificates in exchange for the Merger Consideration. Each holder of record of Shares that have been converted into the right to receive the Merger Consideration will be entitled to receive the Merger Consideration in respect of the Company Common Stock represented by a Certificate or Uncertificated Share, upon (x) surrender of a Certificate for cancellation to the Exchange Agent, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Exchange Agent, or (y) receipt of an “agent’s message” by the Exchange Agent (or such other evidence, if any, of transfer as the Exchange Agent may reasonably request), in the case of a book-entry transfer of Uncertificated Shares. Upon payment of the Merger Consideration pursuant to the provisions of this Article 2, each Certificate or Uncertificated Share so surrendered or transferred will forthwith be canceled. In the event of a transfer of ownership of Company Common Stock that is not registered in the transfer records of the Company, payment may be made to a Person other than the Person in whose name the Certificate so surrendered or the Uncertificated Shares so transferred is registered if, in the case of a Certificate, such Certificate will be properly endorsed or otherwise be in proper form for transfer and, in each case, the transferor provides the Exchange Agent and Parent all documents required to evidence and effect such transfer and establishes to the satisfaction of the Exchange Agent and Parent that any applicable transfer or other Taxes have been paid. Each Certificate and each Uncertificated Share will be deemed at any time after the Effective Time to represent only the right to receive upon surrender in accordance with this Section 2.3 the consideration into which the Shares will have been converted pursuant to Section 2.2. No interest will be paid or will accrue on any cash payable to holders of Certificates or Uncertificated Shares pursuant to the provisions of this Article 2.

(c) No Further Ownership Rights in Company Common Stock. The Merger Consideration paid upon the surrender for exchange of Certificates in accordance with the terms of this Article 2 will be deemed to have been paid in full satisfaction of all rights pertaining to the Shares theretofore represented by such Certificates or Uncertificated Shares, subject, however, to the Surviving Corporation’s obligation to pay any dividends or make any other distributions with a record date prior to the Effective Time that may have been declared or made by the Company on such Shares in accordance with the terms of this Agreement or prior to the date of this Agreement and that remain unpaid at the Effective Time, and there will be no further registration of transfers on the stock transfer books of the Company of the Shares that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates or Uncertificated Shares are presented to the Surviving Corporation or the Exchange Agent for any reason, they will be canceled and exchanged as provided in this Article 2, except as otherwise provided by Law.

(d) Termination of Exchange Fund. Any portion of the Exchange Fund that remains undistributed to the holders of Certificates, Uncertificated Shares or Non-Employee Equity Awards one year after the Effective Time shall be delivered to Parent, upon demand, and any such holders who have not theretofore complied with this Article 2 will thereafter look only to Parent for payment of their claim for Merger Consideration.

(e) No Liability. None of Parent, Merger Sub, the Company or the Exchange Agent will be liable to any Person in respect of any cash from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. If any Certificate, Uncertificated Shares or Non-Employee Equity Awards will not have been exchanged in accordance with this Article 2 prior to five years after the Effective Time (or immediately prior to such earlier date on which any amounts payable pursuant to this Article 2 would otherwise escheat to or become the property of any Governmental Authority), any such amounts will, to the extent permitted by applicable Law, become the property of the Surviving Corporation, free and clear of all claims or interest of any Person previously entitled thereto.

(f) Lost Certificates. If any Certificate will have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of a bond in such reasonable amount as Parent may direct, as indemnity against any claim that may be made against it with respect to such Certificate (which will not exceed the Merger Consideration payable with respect to such Certificate), the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificate the applicable Merger Consideration with respect thereto pursuant to this Agreement.

(g) Withholding Rights. Each of the Surviving Corporation, Parent and Merger Sub shall be entitled to deduct and withhold (or cause the Exchange Agent to deduct and withhold) from the consideration otherwise payable pursuant to this Agreement to any holder of Shares, Options or RSUs such amounts as it is required to deduct and withhold with respect to the making of such payment under the applicable tax Law. Each payor shall take all action that may be necessary to ensure that any such amounts so withheld are promptly and properly remitted to the appropriate Governmental Authority. To the extent that amounts are so withheld by Parent and paid to the appropriate Governmental Authority, such withheld amounts will be treated for all purposes of this Agreement as having been paid to the holder of the Shares in respect of which such deduction and withholding was made by Parent.

SECTION 2.4. Company Options; RSUs.

(a) At the Effective Time, by virtue of the Merger and without any action on the part of any holder of any outstanding Option, each Option that is outstanding, unexercised and vested (or required to vest as a result of the Merger), subject to the terms and conditions set forth below in this Section 2.4, will terminate and be cancelled at the Effective Time and each holder of an Option will be entitled to receive from the Company, and will receive as soon as practicable following the Effective Time, in settlement of each Option an Option Cash Amount. The “Option Cash Amount” will be equal to the net amount of (A) the product of (i) the excess, if any, of the Merger Consideration over the applicable exercise price per Share otherwise issuable upon exercise of such Option, multiplied by (ii) the number of Shares subject to such Option, less (B) any applicable withholdings for Taxes. Notwithstanding the foregoing, if the exercise price per Share of any Option equals or exceeds the Merger Consideration, effective as of the Effective Time, such Option shall automatically be cancelled, without any consideration being payable in respect thereof, and have no further force or effect.

(b) At the Effective Time, by virtue of the Merger and without any action on the part of any holder of any outstanding RSU, each RSU that is outstanding, unsettled and vested (or required to vest as a result of the Merger), subject to the terms and conditions set forth below in this Section 2.4, will terminate and be canceled at the Effective Time and each holder of an RSU will be entitled to receive from the Company, and will receive as soon as practicable following the Effective Time, in settlement of each RSU an RSU Cash Amount. The “RSU Cash Amount” will be equal to the product of (i) the total number of Shares issuable in settlement of the RSU immediately prior to the Effective Time (taking into account any acceleration of vesting), multiplied by (ii) the Merger Consideration, less any applicable withholdings for Taxes.

(c) At the Effective Time, by virtue of the Merger and without any action on the part of any holder of any outstanding Option: (i) each Option that is outstanding, unexercised, has an exercise price per share that is less than the Merger Consideration and is not vested (or required to vest as a result of the Merger) (an “Unvested In-the-Money Option”) and is held by a Current Employee as of immediately prior to the Effective Time; and (ii) each RSU that is outstanding and is not vested (or required to vest as a result of the Merger) and is held by a Current Employee as of immediately prior to the Effective Time (each, an “Unvested RSU”), shall, in the case of each of clauses “(i)” and “(ii),” be assumed or replaced and become: (A) in the case of each such Unvested In-the-Money Option, a stock option to purchase shares of the Common Stock, par value $0.0001 per share, of Parent (“Parent Common Stock”) and (B) in the case of each Unvested RSU, a restricted stock unit in respect of shares of Parent Common Stock.

(d) From and after the Effective Time: (i) each Unvested In-the-Money Option assumed or replaced by Parent may be exercised solely for shares of Parent Common Stock; (ii) the number of shares of Parent Common Stock underlying each such Unvested In-the-Money Option shall be determined by multiplying the number of shares of Company Common Stock underlying such Unvested In-the-Money Option by the Conversion Ratio, and rounding the resulting number down to the nearest whole number of shares of Parent Common Stock; (iii)

the per-share exercise price for the Parent Common Stock issuable upon exercise of each such Unvested In-the-Money Option shall be determined by dividing: (A) the exercise price per share of such Unvested In-the-Money Option, by (B) the Conversion Ratio, and rounding the resulting exercise price up to the nearest whole cent; and (iv) subject to the terms of the stock option agreement by which such Unvested In-the-Money Option is evidenced, any restriction on the exercise of such Unvested In-the-Money Option shall continue in full force and effect and the term, exercisability, vesting schedule and other provisions of such Unvested In-the-Money Option shall otherwise remain unchanged; provided, however, that Parent’s board of directors or a committee thereof shall succeed to the authority and responsibility of the Company’s board of directors or any committee thereof with respect to such Unvested In-the-Money Option.

(e) From and after the Effective Time: (A) each Unvested RSU assumed or replaced by Parent will, upon the vesting thereof, become a restricted stock unit in respect of shares of Parent Common Stock; (B) the number of shares of Parent Common Stock underlying such Unvested RSU shall be determined by multiplying: (1) the number of shares of Company Common Stock underlying such Unvested RSU; by (2) the Conversion Ratio, and rounding the resulting number down to the nearest whole number of shares of Parent Common Stock; and (C) any restriction on the vesting or settlement or issuance of shares under such Unvested RSU shall continue in full force and effect, and the term, vesting schedule and other provisions of such Unvested RSU shall otherwise remain unchanged; provided, however, that Parent’s board of directors or a committee thereof shall succeed to the authority and responsibility of the Company’s board of directors or any committee thereof with respect to such Unvested RSU.

(f) Parent shall not assume any Options or RSUs, or substitute any Options or RSUs with an equivalent option, restricted stock unit or right, held by any individual who, at the Effective Time, is not a Current Employee (each, a “Non-Company Employee”). Each unvested Option held by a Non-Company Employee as of immediately prior to the Effective Time shall be accelerated and treated as a vested Option in accordance with Section 2.4(a). Each unvested RSU held by a Non-Company Employee as of immediately prior to the Effective Time shall be accelerated and treated as a vested RSU in accordance with Section 2.4(b).

(g) At the Effective Time, if Parent elects to do so, Parent may assume any or all of the Stock Plans or merge any or all of the Stock Plan into any equity incentive plan of Parent. If Parent elects to so assume or merge any Stock Plan, then, under such Stock Plan, Parent shall be entitled to grant stock awards, to the extent permissible under applicable Law, using the share reserves of such Stock Plan as of the Effective Time, except that: (i) rather than any shares of Company Common Stock being covered by such awards, shares of Parent Common Stock will be covered by such awards; (ii) all references in any assumed Stock Plan to a number of shares of Company Common Stock shall be deemed amended to refer instead to a number of shares of Parent Common Stock determined by multiplying the number of referenced shares of Company Common Stock by the Conversion Ratio, and rounding the resulting number down to the nearest whole number of shares of Parent Common Stock; and (iii) Parent’s board of directors or a committee thereof shall succeed to the authority and responsibility of the Company’s board of directors or any committee thereof with respect to the administration of such Stock Plan. Parent shall prepare and file with the SEC, no later than 30 days after the Closing Date, a registration statement on Form S-8 (or any successor form), if available for use by Parent, relating to the shares of Parent Common Stock issuable with respect to the Options and RSUs assumed or replaced by Parent in accordance with Sections 2.4(d) and 2.4(e) and Parent shall exercise commercially reasonable efforts to maintain the effectiveness of such registration statement for so long as such assumed or replaced Options and RSUs remain outstanding.

(h) As soon as practicable following the execution of this Agreement, the Company shall mail to each Person who is a holder of Options or RSUs a letter describing the treatment of and payment for or assumption of such equity awards pursuant to this Section 2.4 and, if applicable, providing instructions for use in obtaining payment therefor; provided, however, that the Company shall not mail any such notice without the prior review and approval (not to be unreasonably withheld, conditioned or delayed) thereof by Parent.

(i) As soon as reasonably practicable after the Effective Time (but no later than the later of ten Business Days after the Effective Time or the first payroll date after the Effective Time), Parent shall cause the Surviving Corporation to pay the aggregate Merger Consideration, net of any applicable withholding Taxes, payable with respect to Options and RSUs through, to the extent applicable, the Surviving Corporation’s payroll to the holders of Options and RSUs; provided, however, that to the extent the holder of an Option or an RSU is not, and was not at any time during the vesting period of the Option or RSU, as applicable, a Company employee (each such Option or RSU a “Non-Employee Equity Award”), the consideration payable pursuant to Section 2.4(a) with respect to such Options or pursuant to Section 2.4(b) with respect to such RSUs will be paid by the Exchange Agent in the manner described in the letter referred to in Section 2.4(h).

(j) The Company shall take all actions necessary or required under the ESPP and applicable Law to, contingent on the Effective Time, (i) ensure that, except for the 6-month offering period under the ESPP that commenced on August 17, 2016, no offering period or purchase period will be authorized or commenced on or after the date of this Agreement and (ii) if the Closing will occur prior to the end of the offering period in existence under the ESPP on the date of this Agreement, cause the rights of participants in the ESPP with respect to any such offering period (and purchase period thereunder) then underway under the ESPP to be determined by treating the last Business Day prior to the Offer Acceptance Time as the last day of such offering period (such date or the date such offering period terminates by its terms, if earlier, the “Final Purchase Date”) and purchase period and by making such other pro-rata adjustments as may be necessary to reflect the shortened offering period and purchase period but otherwise treating such shortened offering period and purchase period as a fully effective and completed offering period and purchase period for all purposes under the ESPP. The Company shall cause the exercise (as of the Final Purchase Date) of each outstanding purchase right under the ESPP and terminate the ESPP in its entirety effective as of the Offer Acceptance Time, contingent upon the Effective Time. Prior to the Offer Acceptance Time, the Company shall take all actions (including, if appropriate, amending the terms of the ESPP) that are necessary to give effect to the transactions contemplated by this Section 2.4(j). In any event, the Company Board shall terminate the ESPP prior to the Effective Time

(k) Prior to the Effective Time, the Company shall take all action that may be necessary (under the Stock Plans and otherwise) to effectuate the provisions of this Section 2.4 and to ensure that, from and after the Effective Time, holders of Options, RSUs and outstanding purchase rights under the ESPP have no rights with respect thereto form and after the Effective Time other than those specifically provided in this Section 2.4.

(l) The Parent and the Company may agree to treat equity compensation held by Company employees subject to non-U.S. law in another manner to take into account applicable non-U.S. law or Tax or employment considerations.

SECTION 2.5. Appraisal Shares. Notwithstanding anything in this Agreement to the contrary, Shares that are issued and outstanding immediately prior to the Effective Time that are held by any Person who (i) is entitled to demand and properly demands appraisal of such Shares pursuant to, and who complies in all respects with, Section 262 of the DGCL (“Section 262”) and (ii) as of the Effective Time, has neither effectively withdrawn nor lost such Person’s rights to such appraisal and payment under the DGCL with respect to such Shares (“Appraisal Shares”), will not be converted into the right to receive Merger Consideration as provided in Section 2.2(a), but rather the holders of Appraisal Shares will be entitled to be paid the fair value of such Appraisal Shares in accordance with Section 262; provided, however, that if any such holder will fail to perfect or otherwise will waive, withdraw or lose the right to appraisal under Section 262, then the right of such holder to be paid the fair value of such holder’s Appraisal Shares will cease and such Appraisal Shares will be deemed to have been converted as of the Effective Time into, and to have become exchangeable solely for the right to receive, Merger Consideration as provided in Section 2.2(a). Within ten days after the Effective Time, the Surviving Corporation will provide each of the holders of Shares with the notice contemplated by Section 262 of the DGCL.

SECTION 2.6. Further Action. If at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of either of the Constituent Corporations, the officers and directors of the Surviving Corporation are fully authorized in the name of each Constituent Corporation or otherwise to take, and shall take, all such lawful and necessary action.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in (i) the Company’s Annual Report filed on Form 10-K on March 10, 2016 and the Company SEC Reports filed by the Company with the SEC after such date but prior to the date of this Agreement (each, an “Available Company SEC Document”) (excluding any disclosures set forth therein, including in any “risk factor” section thereof, in any section related to forward-looking statements or any similar precautionary sections, to the extent that they are cautionary, predictive or forward-looking in nature) to the extent that it is reasonably apparent from the text of the Available Company SEC Document (without reference to the contents of any other document referred to therein) that such disclosure is applicable to any section or subsection of this Article III or (ii) the disclosure letter (each section of which qualifies the correspondingly numbered representation and warranty or covenant to the extent specified therein, provided that any disclosure set forth with respect to any particular section of this Agreement will be deemed to be disclosed in reference to all other applicable sections of this Agreement if it is reasonably apparent from the wording of such disclosure (without reference to the contents of any other document referred to therein) that such disclosure is applicable to qualify such other applicable sections) previously delivered by the Company to Parent (the “Company Disclosure Letter”), the Company hereby represents and warrants to Parent and Merger Sub as follows:

SECTION 3.1. Organization. Each of the Company and the Company Subsidiaries is a corporation, limited liability company or limited partnership duly organized, validly existing and, where applicable, in good standing under the laws of the jurisdiction of its organization. Each of the Company and the Company Subsidiaries has all requisite power and authority and possesses all governmental franchises, licenses, permits, authorizations and approvals necessary to enable it to own, operate and lease its properties and to carry on its business as now conducted, except for such franchises, licenses, permits, authorizations and approvals, the lack of which, individually or in the aggregate, would not have or reasonably be expected to have a Company Material Adverse Effect. Except as may be amended after the date of this Agreement in accordance with Section 5.1, the copies of the certificate of incorporation and bylaws of the Company which are incorporated by reference as exhibits to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015 are complete and correct copies of such documents and contain all amendments thereto as in effect on the date of this Agreement.

SECTION 3.2. Capitalization.

(a) The authorized capital stock of the Company consists of (i) 200,000,000 Shares and (ii) 10,000,000 shares of preferred stock, par value $0.001 per share, (“Company Preferred Stock”). As of 5:00 p.m., Eastern time, on November 7, 2016 (the “Capitalization Date”): (i) 36,787,403 Shares were issued and outstanding (which excludes Shares held by the Company as treasury shares); (ii) no shares of Company Preferred Stock were issued and outstanding; and (iii) no Shares were held by the Company in its treasury or by any Company Subsidiary. Such issued and outstanding Shares have been duly authorized and validly issued, are fully paid and nonassessable, and are free of preemptive rights. During the period from the Capitalization Date to the date of this Agreement, (i) there have been no issuances by the Company of shares of capital stock of the Company other than issuances of Company Common Stock pursuant to the exercise of Options and vesting of RSUs outstanding on such date and (ii) there have been no issuances or grants of Options, RSUs or warrants or other rights to acquire capital stock of the Company.

(b) As of the Capitalization Date, (i) there were outstanding Options to purchase 2,852,729 Shares pursuant to the Stock Plans, (ii) there were 4,877,129 Shares subject to issuance pursuant to RSUs granted and outstanding pursuant to the Stock Plans, (iii) 11,852,780 Shares were reserved for issuance under the Stock Plans (including upon exercise of the Options and RSUs), (iv) 180,292 Shares are estimated to be subject to outstanding purchase rights under the ESPP (assuming that the closing price per Share as reported on the purchase date for the current offering period was equal to the Offer Price), and (v) 874,123 Shares are reserved for future issuance under the ESPP (including Shares estimated in clause (iv) above). Section 3.2(b) of the Company Disclosure Schedule sets forth a true, correct and complete list, as of the Capitalization Date, of all outstanding Options, RSUs, and other rights to purchase or receive Shares granted under the Stock Plans, any sub-plan thereto or otherwise, and, for each such Option, RSU and other right, the number of Shares subject thereto, the terms of vesting

(including any performance-based vesting and the extent to which it will become accelerated as a result of the Merger, either alone or in connection with any other event) and vested status, the grant and expiration dates, the exercise price, if applicable, the name of the holder thereof, whether such Option is an “incentive stock option” as defined in Section 422 of the Code, a non-qualified stock option or otherwise, whether such Option may be early exercised (i.e., prior to vesting), the form of award agreement under which the grant was made, and the Stock Plan under which the grant was made. The Company has Made Available to Parent complete and accurate copies of all material (A) Stock Plans, (B) forms of stock option agreements evidencing Options, (C) forms of agreements evidencing RSUs and (D) forms of agreements evidencing any other equity or equity-linked award or compensation arrangement.

(c) There are no outstanding contractual obligations of the Company of any kind to redeem, purchase or otherwise acquire any outstanding shares of capital stock of the Company. Other than the Company Common Stock, there are no outstanding bonds, debentures, notes or other indebtedness or securities of the Company having the right to vote (or, other than the outstanding Options, convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company may vote. Except as set forth in Section 3.2(a) and Section 3.2(b) and except for shares of Company Common Stock issued since the Capitalization Date pursuant to the exercise of Options and vesting of RSUs outstanding on the Capitalization Date, (i) no shares of capital stock or other voting securities of the Company are issued, reserved for issuance or outstanding, and (ii) there are no outstanding securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which the Company or any of the Company Subsidiaries is a party or by which any of them is bound obligating the Company or any of the Company Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other voting securities of the Company or of any of the Company Subsidiaries or obligating the Company or any of the Company Subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking. The Company does not have any outstanding stock appreciation rights, phantom stock, performance based rights or similar rights or obligations.

(d) Except as contemplated by this Agreement or described in this Section 3.2, and except to the extent arising pursuant to applicable state takeover or similar laws, there are no registration rights, and there is no rights agreement, “poison pill” anti-takeover plan or other similar agreement to which the Company or any of the Company Subsidiaries is a party or by which it or they are bound with respect to any equity security of any class of the Company.

SECTION 3.3. Authorization; No Conflict.

(a) The Company has the requisite corporate power and authority to enter into and deliver this Agreement and to perform and carry out its obligations hereunder and, assuming that the Merger is consummated in accordance with Section 251(h) of the DGCL, consummate the Merger. The execution and delivery of this Agreement by the Company, the performance by the Company of its obligations hereunder and the consummation by the Company of the Transactions have been duly authorized by the Company Board. No other corporate proceedings on the part of the Company or any of the Company Subsidiaries are necessary to authorize the execution and delivery of this Agreement, the performance by the Company of its obligations hereunder and the consummation by the Company of the Transactions. This Agreement has been duly executed and delivered by the Company and, assuming due authorization, execution and delivery by Parent and Merger Sub, constitutes a valid and binding obligation of the Company, enforceable in accordance with its terms, subject to bankruptcy, insolvency or similar Laws affecting the enforcement of creditors rights generally and equitable principles of general applicability.

(b) The Company Board, at a meeting duly called and held, unanimously adopted resolutions (i) determining that this Agreement, including the Offer, the Merger and the other Transactions, are fair to and in the best interests of the Company and its stockholders, (ii) electing that this Agreement and the Transactions be expressly governed by Section 251(h) of the DGCL, (iii) adopting and approving this Agreement, declaring the advisability of this Agreement and approving the Transactions, including the Offer and the Merger, in accordance with the requirements of the DGCL, (iv) approving the execution, delivery and performance by the Company of this Agreement and the consummation of the Transactions, including the Offer and the Merger, and (v) making the Company Board Recommendation, in each case, on the terms and subject to the conditions of this Agreement. Assuming the accuracy of the representations and warranties of Parent and Merger Sub set forth in Section 4.2 and that the Merger is consummated in accordance with Section 251(h) of the DGCL, (x) the execution and delivery of this Agreement and the consummation of the Transactions by the Company have been duly authorized by all necessary corporate action on the part of the Company pursuant to all applicable Laws and (y) the Company Board has taken all actions so that the restrictions applicable to “business combinations” in Section 203 of the DGCL are, and will be, to the extent such restrictions can be rendered inapplicable by the action of the Company Board under applicable law, inapplicable to the execution, delivery and performance of this Agreement and to the consummation of the Offer, the Merger and the other Transactions.

(c) Neither the execution and delivery of this Agreement by the Company nor the consummation by the Company of the Transactions will (i) result in a violation or breach of or conflict with the certificate or articles of incorporation or bylaws or other similar organizational documents of the Company or any of the Company Subsidiaries, (ii) result in a violation or breach of or conflict with any provisions of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination, cancellation of, or give rise to a right of purchase or obligation of payment under, or accelerate the performance required by, or result in a right of termination or acceleration under, or result in the creation of any Lien upon any of the properties or assets owned or operated by the Company or any Company Subsidiaries under any of the terms, conditions or provisions of any material lease, license, contract or other material agreement, instrument or obligation to which the Company or any of its Subsidiaries is a party or by which any of them or any of their properties or assets may be bound, or (iii) subject to obtaining or making the consents, approvals, orders, authorizations, registrations, declarations and filings referred to in paragraph (d) below, conflict with or violate any judgment, ruling, order, writ, injunction or decree (“Judgment”) or any Law applicable to the Company or any of the Company Subsidiaries or any of their respective properties or assets, other than any such event described in items (ii) or (iii) which, individually or in the aggregate, has not had a Company Material Adverse Effect that is continuing and would not reasonably be expected to have a Company Material Adverse Effect or materially delay, materially impair or prevent the consummation of the Transactions.

(d) No consent, approval, license, permit, order or authorization of, or registration, declaration or filing with, any Governmental Authority is necessary to be obtained or made by the Company or any Company Subsidiary in connection with the Company’s execution, delivery and performance of this Agreement or the consummation by the Company of the Transactions, except for (i) the pre-merger notification requirements under the HSR Act, and any other applicable Antitrust Laws, (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate corresponding documents with the appropriate authorities of other states in which the Company is qualified as a foreign corporation to transact business, (iii) the filing of the Offer Documents and the Schedule 14D-9 with the SEC in accordance with the Exchange Act, (iv) the filing of such reports, schedules or materials under the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby, (v) such consents, approvals, orders, authorizations, registrations, declarations, notices and filings as may be required under applicable state securities laws, the rules and regulations of NASDAQ, and (vi) such other consents, approvals, licenses, permits, orders, authorizations, registrations, declarations, notices and filings which, if not obtained or made, has not had a Company Material Adverse Effect that is continuing and would not reasonably be expected to have a Company Material Adverse Effect or materially delay, materially impair or prevent the consummation of the Transactions.

(e) Assuming that the Merger is consummated in accordance with Section 251(h) of the DGCL, no vote of the holders of any class or series of the Company’s capital stock or other securities is necessary for the adoption of this Agreement or for the consummation by the Company of the Merger.

(f) The Compensation Committee of the Company Board, or a committee of the Company Board consisting solely of independent directors (as defined in the NASDAQ Marketplace Rules), has taken or will have taken prior to the Offer Acceptance Time, at a duly convened meeting thereof, all such actions as may be required to cause to be exempted under Rule 14d-10(d)(2) under the Exchange Act, any and all employment compensation, severance and employee benefit agreements and arrangements that have been entered into or granted by the Company or any of its Subsidiaries with or to directors, officers, or employees of the Company or any of its Subsidiaries, including, for the avoidance of doubt, the treatment of Options and RSUs set forth in Section 2.4, to cause such agreements and arrangements to satisfy the non-exclusive safe harbor provisions of Rule 14d-10(d)(2) under the Exchange Act.

SECTION 3.4. Subsidiaries.

(a) The Company Subsidiaries and their respective jurisdictions of organization are identified in Section 3.4(a) of the Company Disclosure Letter, which sets forth, as of the date of this Agreement, for each Company Subsidiary: (i) its name; and (ii) its jurisdiction of organization. The Company has Made Available to Parent true, correct and complete copies of the certificates of incorporation, bylaws and other similar organizational documents of each Company Subsidiary. The Company owns, directly or indirectly, 100% of the outstanding capital stock or other equity securities or other ownership interests of each Company Subsidiary (other than Shanghai Tumu Information Technology Co., Ltd.).

(b) All of the outstanding shares of capital stock or other equity securities of, or other ownership interests in, each Company Subsidiary are, where applicable, duly authorized, validly issued, fully paid and nonassessable and free of preemptive rights, and all such shares, securities or interests are owned by the Company or by a Company Subsidiary free and clear of any Liens or limitations on voting rights. There are no subscriptions, options, warrants, calls, rights, convertible securities or other agreements or commitments of any character relating to the issuance, transfer, sales, delivery, voting or redemption (including any rights of conversion or exchange under any outstanding security or other instrument) for any of the capital stock or other equity interests of, or other ownership interests in, any Company Subsidiary. There are no agreements requiring the Company or any Company Subsidiary to make contributions to the capital of, or lend or advance funds to, any Company Subsidiary. There are no outstanding stock appreciation, phantom stock or similar rights with respect to any Company Subsidiary. There are no voting trusts, proxies or other agreements or understandings with respect to the voting of any capital stock of any Company Subsidiary.

SECTION 3.5. SEC Reports and Financial Statements.

(a) Since January 1, 2014, the Company has filed or furnished with the SEC all forms, reports, schedules, registration statements, definitive proxy statements and other documents (collectively, including all exhibits thereto, the “Company SEC Reports”) required to be filed or furnished by the Company with the SEC. As of their respective filing dates, and giving effect to any amendments or supplements thereto filed prior to the date of this Agreement, the Company SEC Reports complied in all material respects as to form with the requirements of the Securities Act, the Exchange Act, and the respective rules and regulations of the SEC promulgated thereunder applicable to such Company SEC Reports, and, except to the extent that information contained in such Company SEC Report has been revised, amended, modified or superseded (prior to the date of this Agreement) by a later filed Company SEC Report, none of the Company SEC Reports when filed or furnished (or, if amended or superseded by a filing prior to the date of this Agreement, on the date of such amended or superseded filing) contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. None of the Company Subsidiaries is required to file any forms, reports or other documents with the SEC pursuant to Section 13 or 15 of the Exchange Act.

(b) The consolidated balance sheets and the related consolidated statements of income, stockholders’ equity and cash flows (including, in each case, any related notes and schedules thereto) of the Company contained or to be contained in the Company SEC Reports (collectively, the “Company Financial Statements”) (i) comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, (ii) have been prepared in conformity with United States generally accepted accounting principles (“GAAP”) (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as otherwise noted therein or to the extent required by GAAP) and (iii) present fairly or will present fairly in all material respects the consolidated financial position and the consolidated results of operations and cash flows of the Company and the Company Subsidiaries as of the dates or for the periods presented therein (subject, in the case of unaudited statements, to normal year-end adjustments). Except as (A) reflected in the consolidated balance sheet of the Company as of June 30, 2016 or disclosed in the notes thereto, (B) incurred in the ordinary course of business since June 30, 2016, (C) incurred in connection with this Agreement or the Transactions, or (D) included in any Contract of the Company or the Company Subsidiaries, to the extent readily ascertainable from the face of the terms and conditions of such Contracts and not arising from a breach thereof, neither the Company nor any of the Company Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise), other than any liabilities incurred since June 30, 2016 which, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.

(c) With respect to each annual report on Form 10-K, each quarterly report on Form 10-Q and each amendment of any such report included in the Company SEC Reports filed since January 1, 2014, the principal executive officer and principal financial officer of the Company (or each former principal executive officer and each former principal financial officer of the Company) have made all certifications required by the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) and any related rules and regulations promulgated by the SEC, and, at the time of filing or submission of each such certification, any such certification complied, as to form in all material respects, with the applicable provisions of the Sarbanes-Oxley Act.

(d) The Company has established and maintains a system of internal accounting controls to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP, including policies and procedures that (i) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Company and the Company Subsidiaries; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP and that receipts and expenditures of the Company and the Company Subsidiaries are being made only in accordance with appropriate authorizations of the Company’s management and the Company Board; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Company and the Company Subsidiaries. The Company has established and maintains disclosure controls and procedures (as such term is defined in Rule 13a-15(e) or 15d-15(e) promulgated by the SEC under the Exchange Act) that are (x) reasonably designed to ensure that material information relating to the Company and the Company Subsidiaries required to be disclosed in the Company’s reports filed or submitted under the Exchange Act is made known to the Company’s principal executive officer and its principal financial officer by others within those entities, particularly during the periods in which the periodic reports required under the Exchange Act are being prepared and (y) to the knowledge of the Company, effective in timely alerting the Company’s principal executive officer and its principal financial officer to material information required to be included in the Company’s periodic reports required under the Exchange Act.

(e) As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to the Company SEC Reports.

SECTION 3.6. Absence of Material Adverse Changes, etc. Since June 30, 2016, except for discussions, negotiations and transactions related to this Agreement or other potential strategic transactions, the Company and the Company Subsidiaries have conducted their business in the ordinary course of business consistent with past practice and between June 30, 2016 and the date of this Agreement, there has not been or occurred:

(a) a Company Material Adverse Effect or any event, condition, change, occurrence or development that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect; or

(b) any event, condition, action or occurrence that, if taken during the period from the date of this Agreement through the Effective Time, would constitute a breach of Section 5.1(b).

SECTION 3.7. Legal Proceedings. There are no Legal Proceedings pending and served or, to the knowledge of the Company, pending and not served or threatened, to which the Company or any of the Company Subsidiaries is a party that, individually or in the aggregate, has had (and is continuing to have) or would reasonably be expected to have a Company Material Adverse Effect or that, individually or in the aggregate, would reasonably be expected to materially delay, materially impair or prevent the consummation of the Transactions. There are no Judgments of any Governmental Authority or arbitrator outstanding against the Company or any of the Company Subsidiaries that, individually or in the aggregate, have had (and are continuing to have) or would reasonably be expected to have a Company Material Adverse Effect or that, individually or in the aggregate, would reasonably be expected to materially delay, materially impair or prevent the consummation of the Transactions. As of the date of this Agreement, there is no: (i) material Legal Proceeding pending and served or, to the knowledge of the Company, pending and not served or threatened, to which the Company or any Company Subsidiary is a party; or (ii) material Judgment outstanding against the Company or any Company Subsidiary.

SECTION 3.8. Information Supplied. None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in the Offer Documents, the Schedule 14D-9 or the Information Statement will, at the time such document is filed with the SEC, at any time it is amended or supplemented or at the time it is first published, sent or given to the holders of Company Common Stock, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading. The Schedule 14D-9 will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder. No representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by Parent or Merger Sub in writing specifically for inclusion or incorporation by reference in the Schedule 14D-9.

SECTION 3.9. Employee Plans.

(a) Section 3.9 of the Company Disclosure Letter sets forth a true, correct and complete list, as of the date of this Agreement, of all material Company Employee Benefit Plans.

(b) With respect to each material Company Employee Benefit Plan, the Company has Made Available to Parent a true, correct and complete copy of: (i) each written Company Employee Benefit Plan and all amendments thereto, if any; (ii) the most recent Annual Report (Form 5500 Series) including all applicable schedules, if any, and the most recent actuarial or other valuation report, if any; (iii) the current summary plan description and any material modifications thereto, if any, or any written summary provided to participants with respect to any plan for which no summary plan description exists; (iv) the most recent determination letter (or if applicable, advisory or opinion letter) from the Internal Revenue Service, if any; and (v) all material notices given to such Company Employee Benefit Plan, the Company, or any Company ERISA Affiliate by the Internal Revenue Service, Department of Labor, Pension Benefit Guarantee Corporation, or other governmental agency relating to such Company Employee Benefit Plan. There are no unwritten material Company Employee Benefit Plans.

(c) Each Company Employee Benefit Plan that is intended to be “qualified” within the meaning of Section 401(a) of the Code (“Qualified Company Employee Benefit Plan”) has been the subject of a favorable determination letter (or, if applicable, advisory or opinion letter) from the Internal Revenue Service that has not been revoked (or if not determined to be so qualified, such Company Employee Benefit Plan may still be amended within the remedial amendment period to cure any qualification defect to the extent permitted by Law), and to the Company’s knowledge, no event has occurred and no condition exists that would reasonably be expected to materially and adversely affect the qualified status of any such Company Employee Benefit Plan.

(d) Except as would not, individually or in the aggregate, reasonably be expected to result in a material liability to the Company and the Company Subsidiaries, or, in the case of clauses (v) and (vi), material liability to the Company and the Company Subsidiaries if it were assumed that such liability would be the obligation of the Company or the Company Subsidiaries, (i) each Company Employee Benefit Plan has been operated and administered in all material respects in accordance with its provisions and in compliance with all applicable provisions of ERISA and the Code; (ii) all contributions required to be made to any Company Employee Benefit Plan have been made or the amount of such payment or contribution obligation has been reflected in the Available Company SEC Documents which are publicly available prior to the date of this Agreement; (iii) each Company Employee Benefit Plan that is a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code has been documented and operated in compliance with Section 409A of the Code and the U.S. Treasury Regulations thereunder; (iv) no Company Employee Benefit Plan provides for any material obligation to gross-up or reimburse any individual for any tax or related interest or penalties incurred by such individual, including under Sections 409A or 4999 of the Code or otherwise; (v) the Options satisfy the requirements of Treasury Regulation Section 1.409A-1(b)(5)(i)(A); and (vi) the RSUs are exempt from Section 409A of the Code.

(e) Except as would not, individually or in the aggregate, reasonably be expected to result in a material liability to the Company and the Company Subsidiaries, (i) neither the Company nor any Company Subsidiary has engaged in any prohibited transaction, within the meaning of Section 4975 of the Code or Section 406 of ERISA, as a fiduciary or party in interest with respect to any Company Employee Benefit Plan; and (ii) to the knowledge of the Company, no prohibited transaction has occurred with respect to any Company Employee Benefit Plan.

(f) Neither the Company nor any Company ERISA Affiliate has, at any time, sponsored, contributed to or been obligated to contribute to any pension plan subject to Title IV of ERISA or Section 412 of the Code, any “multiemployer plan” (as defined in Section 3(37) of ERISA) or a plan that has two or more contributing sponsors at least two of whom are not under common control (within the meaning of Section 4063 of ERISA).

(g) No Company Employee Benefit Plan that is a welfare plan within the meaning of Section 3(1) of ERISA provides benefits or coverage following retirement or other termination of employment other than as required by Part 6 of Subtitle B of Title I of ERISA or Section 4980B of the Code or under a similar state Law, or claims incurred on or before the end of the month on or immediately following the termination date of any employee.

(h) Neither the execution and delivery of this Agreement nor the consummation of the Transactions will (either alone or in connection with any other event) (i) result in any material payment (including severance, unemployment compensation, bonus or otherwise) becoming due to any current or former director, officer, individual consultant or employee of the Company under any Company Employee Benefit Plan or otherwise, (ii) result in a payment or benefit becoming due to any director, officer, individual consultant or employee of the Company under any Company Employee Benefit Plan or otherwise which will be characterized as an “excess parachute payment” within the meaning of Section 280G(b)(1) of the Code that is subject to the imposition of a material excise tax under Section 4999 of the Code, (iii) materially increase any benefits otherwise payable under any Company Employee Benefit Plan, or (iv) result in the acceleration of the time of payment or vesting of any such benefits to any material extent.

SECTION 3.10. Taxes.

(a) (i) The Company and each Company Subsidiary has timely filed, taking into account any extension of time within which to file, all income and other material Tax Returns required to be filed by it in the manner prescribed by applicable Law, and all such Tax Returns are true, complete and correct in all material respects; (ii) all material Taxes due and owing by the Company and the Company Subsidiaries have been timely paid in full and the Company and each Company Subsidiary has made adequate provision (or adequate provision has been made on its behalf) for all accrued Taxes not yet due; and (iii) the accruals and reserves for Taxes reflected in the Company’s Form 10-K for the fiscal year ended December 31, 2015 are adequate to cover all Taxes accruing through such date. Neither the Company nor any Company Subsidiary has executed any waiver, except in connection with any ongoing Tax examination, of any statute of limitations on, or extended the period for the assessment or collection of, any material Tax, in each case that has not since expired.

(b) There is no Legal Proceeding currently pending and served, in progress or, to the knowledge of the Company, pending and not served or threatened in writing against or with respect to the Company or any Company Subsidiary in respect of any material Tax. Since December 31, 2012, no claim has been made in writing by a Governmental Authority in a jurisdiction where the Company or any Company Subsidiary does not file Tax Returns that the Company or such Company Subsidiary is or may be subject to taxation by that jurisdiction and which remains unresolved. There are no Liens for Taxes on any of the assets or properties of the Company or the Company Subsidiaries other than Permitted Liens.

(c) The Company and the Company Subsidiaries have complied in all material respects with the Laws related to the payment or withholding of Taxes, duly and timely withheld from employee salaries, wages, and other compensation and paid over all material amounts required to be so withheld to the appropriate Tax authorities for all periods under applicable Laws.

(d) Neither the Company nor any Company Subsidiary has been a party to a “listed transaction” within the meaning of Treas. Reg. Sec. 1.6011-4(b).

(e) Neither the Company nor any Company Subsidiary is a party to any Tax sharing agreement, Tax indemnity obligation or similar agreement, arrangement or practice with respect to Taxes (including any advance pricing agreement, closing agreement or other agreement relating to Taxes with any taxing authority), other than commercial agreements the principal purpose of which is unrelated to Tax.

(f) Neither the Company nor any Company Subsidiary (i) has been a member of an affiliated group within the meaning of Section 1504 of the Code (or any similar group defined under a similar provision of state, local, or foreign Law) filing a consolidated Federal income Tax Return or similar Tax Return (other than a group the common parent of which was the Company) or (ii) has any liability for any Taxes of any Person (other than the Company and the Company Subsidiaries) under the Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law) or as a transferee or successor.

(g) Neither the Company nor any Company Subsidiary (i) is, has been or will be a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code or (ii) was a “distributing corporation” or a “controlled corporation” in a transaction governed, or intended to be governed, by Section 355 of the Code within the last two years or otherwise as part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the Transactions.

SECTION 3.11. Environmental Matters. Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect:

(a) The Company and the Company Subsidiaries have been and are otherwise in compliance with all applicable Environmental Laws and there are no pending or, to the knowledge of the Company, threatened demands, claims, information requests or notices of non-compliance or violation regarding the Company or any Company Subsidiary relating to any liability under any Environmental Law.

(b) To the knowledge of the Company, there are no conditions on any real property owned, leased or operated by the Company or any Company Subsidiary that would reasonably be expected to give rise to any violation of or result in any liability under any Environmental Laws.

(c) All permits, notices, approvals and authorizations, if any, required to be obtained or filed in connection with the operation of the Company’s and the Company Subsidiaries’ businesses and the operation or use of any real property owned, leased or operated by the Company or any Company Subsidiary have been duly obtained or filed, are currently in effect, and the Company and the Company Subsidiaries are in compliance with the terms and conditions of all such permits, notices, approvals and authorizations.

SECTION 3.12. Compliance with Laws.

(a) Neither the Company nor the Company Subsidiaries is, or since January 1, 2014 has been, in violation of any Law applicable to the Company or the Company Subsidiaries or by which any of their respective properties are bound or any regulation issued under any of the foregoing or has been notified in writing by any Governmental Authority of any violation, or any investigation with respect to any such Law, except for any such violation that would not, or would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect or materially delay, materially impair or prevent the consummation of the Transactions.

(b) The Company and the Company Subsidiaries have all registrations, franchises, applications, licenses, requests for approvals, exemptions, permits and other regulatory authorizations (“Authorizations”) from Governmental Authorities required to conduct their respective businesses as now being conducted, except for any such Authorizations the absence of which would not, or would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect. Except for any failures to be in compliance that would not, or would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect, the Company and its Subsidiaries are in compliance with all such Authorizations.

SECTION 3.13. Intellectual Property.

(a) Section 3.13(a)(i) of the Company Disclosure Letter identifies (A) the name of the applicant/registrant, (B) the jurisdiction of application/registration, and (C) the application or registration number for each item of Registered IP owned by, registered or applied for in the name of the Company or any Company Subsidiary. Other than as set forth in Schedule 3.13(a)(ii) of the Company Disclosure Letter, to the Company’s knowledge, the Company and the Company Subsidiaries (1) own and possess all right, title and interest in and to all Company Owned Intellectual Property Rights and (2) have the right to use and exploit (in the manner currently used and exploited by the Company and Company Subsidiaries) all material Company Intellectual Property Rights, in the case of each of (1) and (2) free and clear of all Liens other than Permitted Liens and any Liens caused or created by any action or failure to act by any Person other than the Company or the Company Subsidiaries. Other than as set forth on Schedule 3.13(a)(iii) of the Company Disclosure Letter, no interference, opposition, reissue, reexamination or other proceeding of any nature (other than initial examination proceedings) is pending or, to the knowledge of the Company, overtly threatened, in which the scope, validity, enforceability or ownership of any Registered IP listed (or required to be listed) on Schedule 3.13(a)(i) of the Company Disclosure Letter is being or has been contested or challenged. Each item of Registered IP listed (or required to be listed) on Schedule 3.13(a)(i) of the Company

Disclosure Letter is subsisting and has not expired or been cancelled or abandoned, and to the knowledge of the Company all such Registered IP (other than pending applications for Patents and Trademarks) is valid and enforceable. To the Company’s knowledge, the Company and the Company Subsidiaries own, license, sublicense or otherwise possess legally enforceable and sufficient rights to use all Intellectual Property Rights and Technology necessary to conduct the business of the Company and the Company Subsidiaries as currently conducted in all material respects. Neither the Company nor any of the Company Subsidiaries has granted to any Person a joint ownership interest in, or has granted or permitted any Person to retain, any exclusive rights that remain in effect in, any Intellectual Property Rights that are or were Company Owned Intellectual Property Rights and are material to the conduct of the businesses of the Company and the Company Subsidiaries, taken as a whole. Neither the Company nor any of the Company Subsidiaries has transferred to any Person in the past three (3) years ownership of any Intellectual Property Rights that were Company Owned Intellectual Property Rights and that at the time of the transfer was material to the conduct of the businesses of the Company and the Company Subsidiaries, taken as a whole.

(b) Section 3.13(b) of the Company Disclosure Letter sets forth each Contract pursuant to which the Company or any Company Subsidiary (i) has received any licenses (which includes for this Section 3.13 any covenant not to assert or other immunity) in, under, or to any material Intellectual Property Rights or Technology (each an “In-bound License”); provided, that, In-bound Licenses will not include (A) non-disclosure agreements entered into in the ordinary course of business that do not contain an express license grant, (B) non-exclusive license of commercially available Intellectual Property Rights, software or other Technology, including off-the-shelf software agreements, in each case that are not incorporated or embodied in any Company Product, are not critical to the infrastructure or connectivity used to deliver any Company Product, and have a total purchase price of less than $75,000, or (C) non-exclusive licenses to software and materials licensed on standard terms as open-source, public-source or freeware or (ii) has granted licenses in, under, or to any Company Owned Intellectual Property Rights (each an “Out-bound License”); provided, that Out-bound Licenses will not include (A) non-disclosure agreements entered into in the ordinary course of business that do not contain an express license grant or (B) non-exclusive licenses, including terms of use, terms of service, software as a service or “SaaS” licenses or end user license agreements granted or entered into in the ordinary course of business or in connection with the sale of any services or products of the Company or any Company Subsidiary.

(c) Except as would not, individually or in the aggregate, reasonably be expected to result in a material liability to the Company or any of the Company Subsidiaries: (i) none of the Company Products does, and the operation of the business of the Company and the Company Subsidiaries as such business is currently conducted, does not, infringe, misappropriate, dilute, or otherwise violate the Intellectual Property Rights of any third Person and no such infringement, misappropriation, or violation has occurred in the past three (3) years; (ii) there are no pending, or to the knowledge of the Company threatened, claims by any Person, alleging infringement, misappropriation, violation or dilution by the Company or the Company Subsidiaries of any Intellectual Property Rights of a third party or challenging the validity, enforceability, ownership or use of any of the Company Owned Intellectual Property Rights; and (iii) there are no pending or threatened claims by the Company or its Subsidiaries alleging infringement, misappropriation, violation or dilution by a third party of any Company Owned

Intellectual Property Rights. To the knowledge of the Company, no third party is infringing, violating, diluting, or misappropriating any material Company Owned Intellectual Property Rights. Except as would not, individually or in the aggregate, have or reasonably be expected to result in a Company Material Adverse Effect, to the knowledge of the Company, no Company Intellectual Property Rights will terminate or cease to be a valid right of the Company or the Company Subsidiaries by reason of the execution and delivery of this Agreement by the Company, the performance of the Company of its obligations hereunder, or the consummation by the Company of the Merger.

(d) The Company and the Company Subsidiaries have taken reasonable steps to protect their rights in confidential information and trade secrets that they wish to protect or any trade secrets or confidential information of third parties provided to them under obligations of confidentiality. Without limiting the foregoing, the Company and each Company Subsidiary has, and has at all times had, a practice of requiring each Person engaged in the development of any Intellectual Property Rights or Technology for the Company or any of the Company Subsidiaries to execute a proprietary information and confidentiality agreement protecting such trade secrets and confidential information and assigning to the Company or a Company Subsidiary all such Intellectual Property Rights and Technology.

(e) Neither the Company nor any Company Subsidiary is under any obligation to license any material Company Intellectual Property Rights to any Governmental Authority, and no Governmental Authority has any rights or licenses to any material Company Owned Intellectual Property Rights, in each case as a result of any funding received by it or any Company Subsidiary from any Governmental Authority.

(f) To the knowledge of the Company, except as would not be material to the operations of the business of the Company and its Subsidiaries, taken as a whole, there are (i) no defects in any of the Company Products that would prevent the same from performing materially in accordance with their obligations to customers under written customer agreements; and (ii) no viruses, worms, Trojan horses or similar disabling codes or programs in any of the same. As of the date of this Agreement, the Company and the Company Subsidiaries possess all source code and other materials used by the Company and the Company Subsidiaries in the development and maintenance of the Company Products, except where the lack of such possession as would not be material to the operations of the business of the Company and its Subsidiaries, taken as a whole. The Company and the Company Subsidiaries have not disclosed, delivered, licensed or otherwise made available, and do not have a duty or obligation (whether present, contingent, or otherwise) to disclose, deliver, license, or otherwise make available, to any Person, any source code that embodies material Technology of the Company or its Subsidiaries or material Company Intellectual Property Rights for any Company Product. Neither the Company nor any of its Subsidiaries has distributed or otherwise made available any open-source, public-source or freeware code in a manner that violates the license thereof or would require (including through the imposition of a license condition) the Company or any of its Subsidiaries to make available any source code for or grant licenses to any material Technology of the Company or its Subsidiaries or material Company Intellectual Property Rights.

(g) To the knowledge of the Company, the consummation of the Transactions will not (i) in any material respect, violate or result in the material breach, modification, cancellation, termination, or suspension of any In-Bound License or Out-Bound License, (ii) result in the release of any source code or other proprietary confidential Technology of the Company or any of its Subsidiaries or in the granting of any right or licenses to any Company Owned Intellectual Property Rights to any third party, or (iii) subject the Company or any of its Subsidiaries to any non-compete or other restriction on the operation or scope of their respective businesses in any In-Bound License or Out-Bound License. All In-Bound Licenses and Out-Bound Licenses will survive the Closing in accordance with their terms for the benefit of the Company and its Subsidiaries.

(h) No Legal Proceeding by any third party is pending and served or, to the knowledge of the Company, pending and not served or threatened against the Company or any of its Subsidiaries, nor has any of them received any written claim or notice since January 1, 2014, in each case with respect to any material warranty claim relating to any Company Product or with respect to the material breach of any material Contract under which any such Company Product has been supplied or provided, in each case, which remains unresolved.

SECTION 3.14. Employment Matters.

(a) Except as would not, and would not reasonably be expected to, have a Company Material Adverse Effect, the Company and each Company Subsidiary has complied with all applicable Laws respecting labor and employment, including those relating to collective bargaining, employee classification, employment practices, labor, terms and conditions of employment, wages and hours, the collection and payment of withholding or social security taxes or any similar tax, employment standards, equal employment opportunity, prohibited discrimination, human rights, occupational safety, unemployment compensation, workers’ compensation, language of work, mass layoffs and plant closings. There has been no “mass layoff” or “plant closing” as defined by the United States Worker Adjustment and Retraining Notification Act, as amended (the “WARN Act”) or similar state or local law with respect to the Company or any Company Subsidiaries within the 12 months prior to the Closing Date.

(b) Except as set forth in Section 3.14(b) of the Company Disclosure Letter or as would not, individually or in the aggregate, reasonably be expected to result in a material liability to the Company or any of the Company Subsidiaries, there are no complaints or actions pending or, to the knowledge of the Company, threatened in writing against the Company or any Company Subsidiary brought by or on behalf of any former or current employee or individual consultant alleging breach of any express or implied contract of employment, wrongful termination of employment, misclassification as an individual consultant rather than as an employee or any other discriminatory, wrongful or tortious conduct or any violation of applicable Law in connection with the employment relationship or obligations as an employer.

(c) Except as required by applicable Law, there are no labor unions or elected employee representatives presently representing or, to the knowledge of the Company, engaged in any organizing activity with respect to any employee of the Company or any Company Subsidiary (each a “Current Employee”). Except as required by applicable Law, neither the Company nor any of the Company Subsidiaries is party to any collective bargaining agreement and there are no labor or collective bargaining agreements which pertain to the employees of the Company or any of the Company Subsidiaries. There has not been, there is not presently pending or existing, and, to the knowledge of the Company, there is not threatened in writing, any (i) strike, slowdown, picketing, or work stoppage by Current Employees, (ii) proceeding against or affecting any former employees or Current Employees relating to the alleged violation of any labor relations Law, including any material charge or complaint filed by any such employee, union or other labor organization with any labor relations board or other Governmental Authority, or organizational activity, or (iii) application for certification of a collective bargaining agent or request to organize elections for employee representatives for any of the Current Employees.

SECTION 3.15. Insurance. The Company and the Company Subsidiaries maintain insurance coverage that is customary in the Company’s industry and adequate for the operation of their respective businesses (taking into account the cost and availability of such insurance). All such insurance policies are in full force and effect and all related premiums have been paid to date. Since January 1, 2014, there have been no material claims, and as of the date of this Agreement there are no pending or anticipated claims, under any insurance policy of the Company or any Company Subsidiary, except for claims that would not, or would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect.

SECTION 3.16. Material Contracts.

(a) Except for this Agreement or as set forth in Section 3.16 of the Company Disclosure Letter, none of the Company or any of the Company Subsidiaries is a party to or bound by: (i) any Contract that would be required to be filed by the Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K promulgated by the SEC; (ii) any Contract containing covenants binding upon the Company or any Company Subsidiary that materially restricts the ability of the Company or any Company Subsidiary to compete in any business that is material to the Company and the Company Subsidiaries, taken as a whole, as of the date of this Agreement, or with any person or in any geographic area, or to assert or enforce any Company Owned Intellectual Property Rights; (iii) any Contract with respect to a material joint venture or material partnership agreement (excluding, for clarity, information technology Contracts entered into in the ordinary course of business); (iv) any Company Employee Agreement with any executive officer or other employee at the vice-president level or above, or any member of the Company Board; (v) any Contract for the acquisition, disposition, sale or lease of properties or assets (by merger, purchase or sale of stock or assets or otherwise) by the Company or any Company Subsidiaries with a value greater than $500,000; (vi) any Contract contemplating payments by the Company or any Subsidiary of more than $500,000 in any calendar year which cannot be canceled by the Company or any Company Subsidiary without penalty or further payment without more than 90 days’ notice; (vii) any material Contract with any of the ten largest customers of the Company and the Company Subsidiaries, taken as a whole, determined on the basis of revenues received by the Company and the Company Subsidiaries, taken as a whole, for the twelve month period ended September 30, 2016; (viii) any In-Bound License or Out-bound License; (ix) any Leases or Subleases; (x) any Contract providing for indemnification by the Company or any Company Subsidiary of any officer, director or employee of the Company or any Company Subsidiary; (xi) any Contract that grants an exclusive license in, under, or to any Company Owned Intellectual Property Rights, grants any other exclusive rights (including rights as an exclusive supplier, distributor, reseller, or customer) in favor of any third party, or otherwise restricts the right of Company or any

Company Subsidiary to use or exploit any Company Owned Intellectual Property Rights; (xii) any Contract imposing any most favored nations or most favored customer status, rights of first or last offer, negotiation or refusal obligation on the Company or any of the Company Subsidiaries that restrict or impact the business, the conduct of the business or the operations of the Company or any Company Subsidiary in any material respect; and (xiii) each amendment, supplement or modification in respect of any of the foregoing Contracts or any commitment or agreement to enter into any of the foregoing contracts. Each such Contract described in clauses (i) through (xiii) is referred to herein as a “Company Material Contract.”

(b) A true, correct and complete copy of each Company Material Contract has been Made Available to Parent. Each of the Company Material Contracts is valid and binding on the Company and each Company Subsidiary party thereto and, to the knowledge of the Company, each other party thereto, and is in full force and effect, except for such failures to be valid and binding or to be in full force and effect that would not, individually or in the aggregate, have or reasonably be expected to have a Company Material Adverse Effect. There is no default under any Company Material Contract by the Company or any Company Subsidiary or, to the knowledge of the Company, by any other party thereto, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder by the Company or any Company Subsidiary or, to the knowledge of the Company, by any other party thereto, in each case except as would not, individually or in the aggregate, have or reasonably be expected to have a Company Material Adverse Effect.

SECTION 3.17. Properties.

(a) The Company or one of the Company Subsidiaries has good and valid title to all the properties and assets reflected in the latest audited balance sheet included in the Company SEC Reports as being owned by the Company or such Company Subsidiary or acquired after the date thereof that are material to the Company’s business on a consolidated basis (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business), free and clear of all Liens other than Permitted Liens.

(b) Neither the Company nor any of the Company Subsidiaries owns in fee any real property. Section 3.17(a) of the Company Disclosure Letter contains a true, correct and complete list, as of the date of this Agreement, of all of the existing leases, subleases, licenses or other agreements pursuant to which the Company or any Company Subsidiary uses or occupies, or has the right to use or occupy any real property involving payments in excess of $250,000 per annum (collectively, the “Leases”). Except as would not, individually or in the aggregate, have had or reasonably be expected to have a Company Material Adverse Effect: (i) to the knowledge of the Company, there are no disputes with respect to any Lease; and (ii) the Company or one of its Subsidiaries that is either the tenant or licensee named under the Lease has a good and valid leasehold interest in each parcel of real property which is subject to a Lease and is in possession of the properties purported to be leased or licensed thereunder.

(c) Section 3.17(c) of the Company Disclosure Letter contains a true, correct and complete list of all of the existing material subleases, licenses or similar agreements pursuant to which the Company or any Company Subsidiary grants to any Person, other than the Company or any of the Company Subsidiaries, any right to use or occupy any real property covered by any Lease (collectively, the “Subleases”).

SECTION 3.18. Privacy Matters.

(a) Except as would not be material to the operations of the business of the Company and the Company Subsidiaries, taken as a whole, the Company and each Company Subsidiary is, and has since January 1, 2012 been, in compliance in all material respects with their published privacy policies and internal privacy and data security policies, their contractual obligations with respect to Personal Information, all applicable Privacy and Security Laws, and all applicable self-regulatory principles issued by the Network Advertising Initiative (NAI), the Digital Advertising Alliance (DAA), the European Interactive Digital Advertising Alliance (EDAA) and the Digital Advertising Alliance of Canada (DAAC).

(b) All Persons, including customers and end-users, whose Personal Information, Geolocation Data, or Non-PII is collected or processed by or on behalf of the Company or any Company Subsidiary have been provided any disclosures and given any consents required by applicable Privacy and Security Laws. To the Company’s knowledge, such disclosures have not contained any material omissions.

(c) The Company and each Company Subsidiary has taken commercially reasonable measures to protect Personal Information, Geolocation Data, and Non-PII against loss, damage, corruption and unauthorized access, use, modification, or other misuse. To the knowledge of the Company, there has been no data breach, or unauthorized access, use, or disclosure of Personal Information and, except as would not be material to the operations of the business of the Company and the Company Subsidiaries, taken as a whole, there has been no data breach, or unauthorized access, use or disclosure of Geolocation Data or Non-PII since January 1, 2012.

(d) Neither the Company nor any Company Subsidiary have received any notice of claims, investigations, or alleged violations of Privacy and Security Laws with respect to Personal Information, Geolocation Data, or Non-PII subject to the control of the Company or any Company Subsidiary, and, to the Company’s knowledge, there are no facts or circumstances which could form the basis for any such claim.

(e) To the Company’s knowledge, the execution, delivery and performance of this Agreement, including the transfer of Personal Information, Geolocation Data, and Non-PII in connection with the Transactions, complies with all Privacy and Security Laws, all applicable self-regulatory principles issued by the Network Advertising Initiative (NAI), the Digital Advertising Alliance (DAA), the European Interactive Digital Advertising Alliance (EDAA) and the Digital Advertising Alliance of Canada (DAAC) and with the public-facing privacy policies of the Company or any Company Subsidiary. The Company and the Company Subsidiaries are not subject to any contractual requirements or other legal obligations that, following the Closing, would prohibit the Company or its Subsidiaries from receiving or using Personal Information, Geolocation Data, and Non-PII in the manner in which the Company receives and uses Personal Information, Geolocation Data and Non-PII prior to the Closing and which would result in a material impact on the conduct, operations or results of operations of the business of the Company or the Company Subsidiaries.

SECTION 3.19. Certain Business Practices.

(a) Neither the Company nor any Company Subsidiary, nor any of their respective directors, officers or employees acting on behalf of the Company or any Company Subsidiary, nor to the knowledge of the Company, any of their respective representatives or agents (in each case, acting in the capacity of a representative or agent of the Company or any Company Subsidiary) or any other Person associated with or acting for or on behalf of the Company or any Company Subsidiary has (i) paid, accepted or received any unlawful contributions, payments, expenditures, entertainment or gifts, (ii) made, promised or provided, or caused to be made, promised or provided, directly or indirectly, any payment or thing of value to a foreign or domestic official, foreign or domestic political party, candidate for office, official of any public international organization or official of any state-owned entity or any other person, for the purpose of influencing a decision, inducing an official to violate their lawful duty, securing any improper advantage, or inducing a foreign or domestic official to use their influence to affect a governmental decision (iii) violated any provision of any Anti-Corruption Laws or any rules or regulations promulgated thereunder, anti-money laundering laws or any rules or regulations promulgated thereunder or any applicable Law of similar effect or (iv) violated or operated in noncompliance with any money laundering law, anti-terrorism law or regulation, anti-boycott regulations or embargo regulations. Since January 1, 2011, the Company has not received any communication that alleges any of the foregoing.

(b) Neither the Company nor any Company Subsidiary, nor any of their respective directors, officers, or employees, nor to the knowledge of the Company, any of their respective representatives or agents (in each case, acting in the capacity of a representative of the Company or any Company Subsidiary) (a) is a person with whom transactions are prohibited or limited under any economic sanctions laws, including those administered by U.S. Governmental Authorities (including, without limitation, the Office of Foreign Assets Control), the United Nations Security Council, the European Union, or Her Majesty’s Treasury, or (b) to the Company’s knowledge, has violated any economic sanctions laws within the last five years. The Company and Company Subsidiaries are and for the past five years have been in compliance with and in possession of any and all licenses, registrations, and permits that may be required for the lawful conduct of their business under applicable import and export control laws, including the Export Administration Regulations. Within the past five years, neither the Company nor any Company Subsidiary has made any voluntary disclosures to U.S. Governmental Authorities under U.S. economic sanctions laws, import, or export control laws; been the subject of any governmental investigation or inquiry regarding compliance with such laws; or been assessed any fine or penalty under such laws.

SECTION 3.20. Opinion of Financial Advisor. The Company Board has received the written opinion (or an oral opinion to be confirmed in writing) of the Company Financial Advisor to the effect that, as of the date of such opinion, and based upon and subject to the various limitations, matters and assumptions set forth therein, the consideration to be received by holders of Company Common Stock (other than the Excluded Shares and the Appraisal Shares) pursuant to the Merger Agreement is fair from a financial point of view to such holders of shares of Company Common Stock (it being understood and agreed that such written opinion is for the benefit of the Company Board and may not be relied upon by Parent or Merger Sub).

SECTION 3.21. Broker’s or Finder’s Fees. Except for Morgan Stanley & Co. LLC (the “Company Financial Advisor”), no agent, broker, Person, investment banker, financial advisor or other firm acting on behalf of the Company or any Company Subsidiary or under the Company’s or any Company Subsidiary’s authority is or will be entitled to any advisory, commission or broker’s or finder’s fee or commission from any of the parties hereto in connection with any of the Transactions.

SECTION 3.22. Related Person Transactions. Except for compensation or other employment arrangements in the ordinary course of business, there are no Contracts, transactions, arrangements or understandings between the Company or any of the Company Subsidiaries, on the one hand, and any Affiliate (including any director or officer) thereof, but not including any wholly owned Company Subsidiary, on the other hand, that would be required to be disclosed pursuant to Item 404 of Regulation S-K.

SECTION 3.23. No Other Representations. Except for the representations and warranties expressly set forth in this Article 3 or in any certificate delivered pursuant to this Agreement to Parent or Merger Sub in connection with the consummation of the Transactions, none of the Company or any Company Subsidiary nor any other Person on behalf of any of them makes or has made any express or implied representation or warranty with respect to the Company, the Company Subsidiaries or their respective businesses or with respect to any other information provided, or made available, to Parent, Merge Sub or their respective Representatives or Affiliates in connection with the Transactions, including the accuracy or completeness thereof; provided, however, that nothing in this Section 3.23 is intended or shall be deemed to have the effect of eliminating, limiting or restricting in any way any Person’s rights or remedies in the event of Fraud.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub hereby jointly and severally represent and warrant to the Company as follows:

SECTION 4.1. Organization. Each of Parent and Merger Sub is a corporation organized, validly existing and in good standing under the laws of the jurisdiction of its organization. Each of Parent and Merger Sub has all requisite power and authority and possesses all governmental franchises, licenses, permits, authorizations and approvals necessary to enable it to own, operate and lease its properties and to carry on its business as now conducted, except for such franchises, licenses, permits, authorizations and approvals, the lack of which, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect. The copies of the certificate of incorporation and bylaws of Parent and Merger Sub that have been provided to the Company are complete and correct copies of such documents and contain all amendments thereto as in effect on the date of this Agreement.

SECTION 4.2. Merger Sub; Ownership of Shares. Since the date of its incorporation and prior to the Effective Time, Merger Sub has not carried, and will not carry, on any business or conduct any operations other than the execution of this Agreement, the performance of its obligations hereunder and matters ancillary thereto. Neither Parent nor Merger Sub owns (directly or indirectly), and at all times for the past three years has not owned, any Shares or holds, or at any time for the past three years has not held, any rights to acquire any Shares except pursuant to this Agreement.

SECTION 4.3. Authorization; No Conflict.

(a) Each of Parent and Merger Sub has the requisite corporate power and authority to enter into and deliver this Agreement and all other agreements and documents contemplated hereby to which it is a party and to carry out its obligations hereunder and thereunder. The execution and delivery of this Agreement by Parent and Merger Sub, the performance by Parent and Merger Sub of their respective obligations hereunder and the consummation by Parent and Merger Sub of the Transactions have been duly authorized by the respective Boards of Directors of Parent and Merger Sub, and no other corporate proceedings on the part of Parent or Merger Sub (including any vote of any class or series of outstanding capital stock) are necessary to authorize the execution and delivery of this Agreement, the performance by Parent and Merger Sub of their respective obligations hereunder and the consummation by Parent and Merger Sub of the Transactions. This Agreement has been duly executed and delivered by Parent and Merger Sub and constitutes a valid and binding obligation of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms, subject to bankruptcy, insolvency or similar Laws affecting the enforcement of creditors rights generally and equitable principles of general applicability.

(b) The respective Board of Directors of each of Parent and Merger Sub has, by resolutions duly adopted by the requisite vote of the directors present at a meeting of such board duly called and held on November 8, 2016, and not subsequently rescinded or modified in any way, approved this Agreement, the Offer, the Merger and the other Transactions.

(c) None of the execution and delivery of this Agreement by Parent or Merger Sub, the consummation by Parent or Merger Sub of the Transactions or compliance by Parent or Merger Sub with any of the provisions herein will (i) result in a violation or breach of or conflict with the certificate or articles of incorporation or bylaws of Parent, Merger Sub or any subsidiary of Parent other than Merger Sub (the “Parent Subsidiaries”), (ii) result in a violation or breach of or conflict with any provisions of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination, cancellation of, or give rise to a right of purchase or obligation of payment under, or accelerate the performance required by, or result in a right of termination or acceleration under, or result in the creation of any Lien upon any of the properties or assets owned or operated by Parent, Merger Sub or any of the Parent Subsidiaries under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, contract, lease, agreement or other instrument or obligation of any kind to which Parent, Merger Sub or any of the Parent Subsidiaries is a party or by which Parent or any of the Parent Subsidiaries or any of their respective properties or assets may be bound or (iii) subject to obtaining or making the consents, approvals, orders, authorizations, registrations, declarations and filings referred to in paragraph (d) below, violate any Judgment or Law applicable to Parent, Merger Sub or any of the Parent Subsidiaries or any of their respective properties or assets other than any such event described in items (ii) or (iii) which, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect.

(d) No consent, approval, license, permit, order or authorization of, or registration, declaration or filing with, any Governmental Authority is necessary to be obtained or made by Parent, any Parent Subsidiary or Merger Sub in connection with Parent’s or Merger Sub’s execution, delivery and performance of this Agreement or the consummation by Parent or Merger Sub of the Transactions, except for (i) the pre-merger notification requirements under the HSR Act, and any other applicable Antitrust Laws, (ii) the filing of the Certificate of Merger with the Secretary of State and appropriate corresponding documents with the appropriate authorities of other states in which the Company is qualified as a foreign corporation to transact business, (iii) the filing of the Offer Documents and the Schedule 14D-9 with the SEC in accordance with the Exchange Act, (iv) the filing of such reports, schedules or materials under the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby, (v) such consents, approvals, orders, authorizations, registrations, declarations, notices and filings as may be required under applicable state securities laws, the rules and regulations of NASDAQ, and (vi) such other consents, approvals, licenses, permits, orders, authorizations, registrations, declarations, notices and filings which, if not obtained or made, would not reasonably be expected to have a Parent Material Adverse Effect.

SECTION 4.4. Information Supplied. None of the information supplied or to be supplied by Parent or Merger Sub specifically for inclusion or incorporation by reference in the Offer Documents, the Schedule 14D-9 or the Information Statement will, at the time such document is filed with the SEC, at any time it is amended or supplemented or at the time it is first published, sent or given to the holders of Company Common Stock, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading. The Offer Documents will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder. No representation or warranty is made by Parent or Merger Sub with respect to statements made or incorporated by reference therein based on information supplied by the Company in writing specifically for inclusion or incorporation by reference in the Offer Documents.

SECTION 4.5. Broker’s or Finder’s Fees. No agent, broker, Person or firm acting on behalf of Parent, Merger Sub or any Parent Subsidiary or under Parent’s, Merger Sub’s or any Parent Subsidiary’s authority is or will be entitled to any advisory, commission or broker’s or finder’s fee or commission from any of the parties hereto in connection with any of the Transactions.

SECTION 4.6. Absence of Legal Proceedings. As of the date hereof, there are no Legal Proceedings pending or, to the knowledge of Parent, threatened in writing against Parent or any of its subsidiaries or any of its or their respective properties or assets, except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect. As of the date hereof, none of Parent or its subsidiaries is subject to any Judgment, except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

SECTION 4.7. Availability of Funds; Solvency.

(a) Parent has available and shall have available through the expiration of the Offer and the Effective Time, the funds necessary to accept for payment and pay for any Shares pursuant to the Offer and consummate the Merger and the other Transactions.

(b) Assuming (i) satisfaction of the conditions to the obligation of Parent and Merger Sub to consummate the Offer and the Merger and (ii) the complete truthfulness and accuracy of the representations and warranties of the Company set forth in Article 3 hereof, then immediately after giving effect to the Transactions (including any financing in connection with the Transactions), as of the Effective Time, (A) the aggregate “fair saleable value” of the assets of the Surviving Corporation and its consolidated Subsidiaries, taken as a whole, as of such date, will exceed the value of all “liabilities” of the Surviving Corporation and its consolidated Subsidiaries, taken as a whole, on their existing debts (including contingent liabilities) as such debts become absolute and matured, (B) the Surviving Corporation and its consolidated Subsidiaries, taken as a whole, shall not have, as of such date, an unreasonably small amount of capital for the operation of their businesses in which they are engaged or proposed to be engaged following such date, and (C) the Surviving Corporation and its consolidated Subsidiaries, taken as a whole, shall be able to pay its liabilities, including contingent and other liabilities, as they mature.

SECTION 4.8. No Additional Representations. Each of Parent and Merger Sub, on behalf of itself and its Subsidiaries, acknowledges and agrees that, except for the representations and warranties set forth in Article 3, neither the Company nor any Company Subsidiary (nor any other Person) makes, or has made, any representation or warranty relating to the Company, the Company Subsidiaries or any of their businesses, operations, estimates, projections, predictions, forecasts or otherwise in connection with this Agreement or the Transactions; provided, however, that nothing in this Section 4.8 is intended or shall be deemed to have the effect of eliminating, limiting or restricting in any way any Person’s rights or remedies in the event of Fraud.

ARTICLE 5

CERTAIN PRE-CLOSING COVENANTS

SECTION 5.1. Conduct of Business by the Company Pending the Merger. The Company covenants and agrees that, during the period from the date of this Agreement until the earlier of the Offer Acceptance Time and the termination of this Agreement pursuant to Article 8 (the “Pre-Closing Period”), except (i) with the written consent of Parent (which consent will not be unreasonably withheld, conditioned or delayed),(ii) as expressly permitted or required pursuant to this Agreement or as required by applicable Law, or (iii) as set forth in Schedule 5.1 of the Company Disclosure Letter:

(a) The businesses of the Company and each Company Subsidiary shall, subject to the restrictions and exceptions set forth in Section 5.1 or elsewhere in this Agreement, be conducted in the ordinary and usual course of business and consistent with past practices, and the Company and each Company Subsidiary shall use their respective commercially reasonable efforts to maintain and preserve intact their respective business organizations and to preserve their respective relations and good will with all Persons having business dealings with the Company or any Company Subsidiary; and

(b) The Company shall not, and shall not permit any of the Company Subsidiaries to, do any of the following:

(i) acquire, sell, lease, license, transfer or dispose of any assets, rights or securities that are material to the Company and the Company Subsidiaries, considered as a single enterprise (including any material Company Owned Intellectual Property) (except, in the case of any of the foregoing (1) in the ordinary course of business consistent with past practice (including entering into non-exclusive license agreements, “SaaS” licenses, end user license agreements and non-disclosure agreements in the ordinary course of business), (2) pursuant to dispositions of obsolete, surplus or worn out assets that are no longer useful in the conduct of the business of the Company and the Company Subsidiaries and (3) solely with respect to acquisitions by the Company or any of the Company Subsidiaries of, leases or licenses granted to the Company or any of the Company Subsidiaries to, or transfers to the Company or any of the Company Subsidiaries of any assets, rights or securities, as provided for in the Company’s capital expense budget Made Available to Parent or when added to all other capital expenditures made on behalf of the Company and the Company Subsidiaries since the date of this Agreement but not provided for in the Company’s capital expense budget Made Available to Parent, does not exceed $200,000 individually and $600,000 in the aggregate during any fiscal quarter);

(ii) accelerate, terminate or cancel, or waive, release or assign any material term of, or right, obligation or claim under, any Company Material Contract, or amend or modify any Company Material Contract in a manner that is material and adverse to the Company or any Company Subsidiary, or enter into, extend or renew any Contract which, if entered into prior to the date of this Agreement would have been a Company Material Contract, excluding any non-exclusive license agreements and non-disclosure agreements entered into in the ordinary course of business;

(iii) acquire by merging or consolidating with or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by license or any other manner, any business, corporation, partnership, association or other business organization or division thereof;

(iv) amend its certificate of incorporation or bylaws or, in the case of the Company Subsidiaries, their respective constituent documents;

(v) establish a record date for, declare, set aside or pay any dividend or other distribution payable in cash, capital stock, property or otherwise with respect to any shares of its capital stock (including the Shares), except for dividends or other distributions by a direct or indirect wholly owned Company Subsidiary to its parent;

(vi) repurchase, redeem or otherwise reacquire any shares of its capital stock, other equity securities, other ownership interests or any options, warrants or rights to acquire any such stock, securities or interests, other than in connection with (x) repurchase or reacquisitions of Shares pursuant to the Company’s right (under written commitments in effect as of the date of this Agreement) to repurchase or reacquire Shares held by a Company Associate only upon termination of such associate’s employment or engagement by the Company, (y) the relinquishment of shares by Company Associates in payment of withholding tax upon the vesting of RSUs or (z) the cashless or net exercise of Options, in each case of clauses (x), (y) and (z), pursuant to the terms of such awards in effect on the date hereof;

(vii) split, combine or reclassify any outstanding shares of its capital stock;

(viii) issue, sell, dispose of or authorize, propose or agree to the issuance, sale or disposition by the Company or any of the Company Subsidiaries of, any shares of, or any options, warrants or rights of any kind to acquire any shares of, or any securities convertible into or exchangeable for any shares of, its capital stock of any class, or any other securities in respect of, in lieu of, or in substitution for any class of its capital stock outstanding on the date hereof, except (w) pursuant to Contracts in effect as of the date of this Agreement, (x) for the Company Common Stock issuable upon exercise or conversion of Options outstanding on the date hereof, (y) for the vesting of RSUs granted prior to the execution of this Agreement, and (z) pursuant to the operation of the ESPP in accordance with Section 2.4;

(ix) incur any indebtedness for borrowed money or guarantee any such indebtedness of another Person, except for indebtedness incurred or guaranteed in the ordinary course of business;

(x) make any loans or advances, except (A) to or for the benefit of the Company Subsidiaries or (B) for those not in excess of $250,000 in the aggregate;

(xi) except in the ordinary course of business consistent with past practice with respect to employees below the level of vice-president or to the extent required in a Company Employee Benefit Plan in existence as of the date of this Agreement: (A) grant or increase any severance or termination pay to any Company Associate (it being understood that the hiring of a new employee who is not an executive officer and who is subject to the existing severance and termination policies of the Company pursuant to a Company Employee Benefit Plan, or the payment of severance to an employee in accordance with the existing severance policies of the Company pursuant to a Company Employee Benefit Plan that are provided in writing to the Parent, shall not constitute the grant or increase in any severance or termination pay), (B) execute any Company Employee Agreement, (C) increase the benefits payable under any existing Company Employee Agreement, (D) increase the compensation, bonus or other benefits of current or former directors or executive officers of the Company or any Company Subsidiary, or, other than in the ordinary course of business, of employees of the Company or any Company Subsidiary, (E) adopt or establish any new employee benefit plan that would be a Company Employee Benefit Plan if it were in existence on the date hereof, or amend in any material respect any existing Company Employee Benefit Plan, (F) take any action that would result in its incurring any obligation for any payments or benefits described in subsections (i), (ii) or (iii) of Section 3.9(h) (without regard to whether the Transactions are consummated); or (G) hire or terminate the employment (other than for cause) of any employee at the level of vice-president and above;

(xii) (A) other than in the ordinary course of business consistent with past practice with respect to employees below the level of vice-president execute or amend (other than as required by existing Company Employee Benefit Plans or by applicable Law) in any material respect any employment, consulting, severance or indemnification agreement between the Company or any of the Company Subsidiaries and any of their respective directors, officers, agents, consultants or employees, or (B) execute or amend any collective bargaining agreement or other obligation to any labor organization incurred or entered into by the Company or any of the Company Subsidiaries;

(xiii) change its Tax accounting methods, principles or practices, other than as required by GAAP or applicable Law;

(xiv) (A) amend any income or other material Tax Return, (B) make, change or revoke any material Tax election, (C) settle or compromise any material Tax claim or assessment by any Governmental Authority, (D) surrender any right to claim a material Tax refund, or (E) consent to any extension or waiver of the statute of limitations period applicable to any material Tax claim or assessment;

(xv) settle, compromise or otherwise resolve any Legal Proceedings outside the ordinary course of business consistent with past practice or as would result in any liability in excess of the amount reserved therefor or reflected on the balance sheets included in the Company Financial Statements;

(xvi) other than in the ordinary course of business, pay or discharge any claims, Liens or liabilities involving more than $250,000 individually or $500,000 in the aggregate, which are not reserved for or reflected on the balance sheets included in the Company Financial Statements;

(xvii) make or commit to make capital expenditures exceeding by $500,000 or more the aggregate budgeted amount set forth in the Company’s fiscal 2016 capital expenditure plan previously Made Available to Parent;

(xviii) enter into any agreement, arrangement or commitment that materially limits or otherwise materially restricts the Company or any Company Subsidiary, or that would reasonably be expected to, after the Effective Time, materially limit or restrict the Parent or any of its Subsidiaries or any of their respective affiliates or any successor thereto, from engaging or competing in any line of business in which it is currently engaged or in any geographic area material to the business or operations of Parent or any of its Subsidiaries;

(xix) propose or adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization; or

(xx) take or agree in writing or otherwise to take any of the actions precluded by Sections 5.1(a) or (b).

SECTION 5.2. Access to Information; Confidentiality.

(a) During the Pre-Closing Period, the Company shall, and shall cause the Company Subsidiaries and the officers, directors, employees and agents of the Company and the Company Subsidiaries, to, upon Parent’s reasonable advance notice to the Company, afford the officers, employees and agents of Parent and Merger Sub reasonable access during normal business hours to its officers, employees, agents, properties, facilities, books, records, contracts and other assets and shall furnish Parent and Merger Sub all financial, operating and other data and information as Parent and Merger Sub through their officers, employees or agents, may reasonably request. Parent and Merger Sub will have the right to make such due diligence investigations as Parent and Merger Sub will deem necessary or reasonable, upon reasonable notice to the Company; provided, however, that any such investigations will be conducted under the supervision of appropriate personnel of the Company and in a manner as not to unreasonably interfere with or disrupt the normal operation of the business of the Company and the Company Subsidiaries. Nothing in this Section 5.2(a) will require the Company or any Company Subsidiaries to disclose any information concerning Takeover Proposals, which will be governed by Section 6.6, or any information to Parent if such disclosure would, in its reasonable discretion (i) jeopardize any attorney-client or other legal privilege or (ii) contravene any applicable Law, fiduciary duty or Contract entered into prior to the date of this Agreement (including any confidentiality agreement to which the Company, any Company Subsidiary or any of their respective Affiliates is a party); provided, however, that information will be disclosed subject to execution of a joint defense agreement in customary form, and disclosure may be limited to external counsel for Parent, to the extent the Company determines doing so may be reasonably required for the purpose of complying with applicable Antitrust Laws. The parties will use commercially reasonable efforts to make appropriate substitute disclosure arrangements under circumstances in which the restrictions in the preceding sentence apply.

(b) The provisions of the Confidentiality Agreement dated October 19, 2016, between Parent and the Company (the “Confidentiality Agreement”) will remain in full force and effect in accordance with its terms, and all information disclosed pursuant to this Section 5.2 will be subject to the obligations of the Confidentiality Agreement.

ARTICLE 6

ADDITIONAL AGREEMENTS

SECTION 6.1. Company Board Recommendation.

(a) Subject to Section 6.1(b), the Company hereby consents to the inclusion of a description of the Company Board Recommendation in the Offer Documents. During the Pre-Closing Period, neither the Company Board nor any committee thereof shall (i)(A) withdraw (or modify in a manner adverse to Parent or Merger Sub), or publicly propose to withdraw (or modify in a manner adverse to Parent or Merger Sub), the Company Board Recommendation or (B) approve, recommend or declare advisable, or publicly propose to approve, recommend or declare advisable, any Takeover Proposal (any action described in this clause (i) being referred to as a “Company Adverse Change Recommendation”); (ii) fail to publicly reaffirm its recommendation of this Agreement within ten Business Days after Parent so requests in writing, provided that, unless a Takeover Proposal will have been publicly disclosed, Parent may only make such request once every thirty (30) days; (iii) approve, recommend or declare advisable, or propose to approve, recommend or declare advisable, or allow the Company to execute or enter into any Contract with respect to any Takeover Proposal, or requiring, or reasonably expected to cause, the Company to abandon, terminate, delay or fail to consummate, or that would otherwise materially impede, interfere with or be inconsistent with, the Transactions (other than an Acceptable Confidentiality Agreement) or (iv) take or fail to take any formal action or make or fail to make any recommendation or public statement in connection with a tender or exchange offer by a third party, other than a recommendation against such offer or a “stop, look and listen” communication by the Company Board (or a committee thereof) to the stockholders of the Company pursuant to Rule 14d-9(f) promulgated under the Exchange Act (or any substantially similar communication) (it being understood that the Company Board (or a committee thereof) may refrain from taking a position with respect to a Takeover Proposal until the close of business on the tenth Business Day after the commencement of a tender or exchange offer in connection with such Takeover Proposal without such action being considered a violation of this Section 6.1).

(b) Notwithstanding anything to the contrary contained in this Agreement, at any time prior to accepting, for the first time, for payment and paying for such number of Shares validly tendered and not properly withdrawn pursuant to the Offer as satisfies the Minimum Tender Condition (the “Offer Acceptance Time”):

(i) if the Company has received a bona fide written Takeover Proposal (which Takeover Proposal did not result from or arise out of a breach of Section 6.6) from any Person that has not been withdrawn and, after consultation with outside legal counsel and financial advisor, the Company Board has determined, in good faith, that such Takeover Proposal is a Superior Proposal, then (x) the Company Board may make a Company Adverse Change Recommendation, or (y) the Company may terminate this Agreement and enter into a Specified Agreement with respect to such Superior Proposal, if and only if: (A) the Company Board shall have determined in good faith, after consultation with the Company’s outside legal counsel, that the failure to do so would be inconsistent with its fiduciary duties to the Company’s stockholders under applicable Law; (B) the Company shall have given Parent prior written notice of its intention to make a Company Adverse Change Recommendation or terminate this Agreement pursuant to Section 8.1(e)(i), in each case, with respect to such Superior Proposal (a “Superior Proposal Determination Notice”) (which notice shall have included a copy of the definitive Specified Agreement (in the case of clause “(y)”), the identity of the Person making such Superior Proposal and a summary of the material terms and conditions of the Superior Proposal) at least four Business Days prior to making any such Company Adverse Change Recommendation or termination (which notice will not constitute a Company Adverse Change Recommendation) (the “Superior Proposal Notice Period”); and (C) (1) during the Superior Proposal Notice Period, Parent may propose revisions to the terms of this Agreement or make other proposals so that such Takeover Proposal would cease to constitute a Superior Proposal, and the Company shall have made its Representatives available to, and negotiated in good faith with, Parent with respect to such proposed revisions or other proposals, if any, during such period, and (2) after the end of such period, after considering the results of such negotiations and giving effect to the proposals made by Parent, if any, and after consultation with its outside legal counsel and financial advisor, the Company Board shall have determined, in good faith, (I) that such Takeover Proposal still is a Superior Proposal and (II) that the failure to make the Company Adverse Change Recommendation or terminate this Agreement pursuant to Section 8.1(e)(i) would be inconsistent with its fiduciary duties to the Company’s stockholders under applicable Law (for the avoidance of doubt, the provisions of this Section 6.1(b)(i) will also apply to every material amendment to any Takeover Proposal and require that a new Superior Proposal Determination Notice be delivered to Parent in accordance with clause “(B)” above; provided, however, that the “matching” period described in clauses “(B)” and “(C)” shall be two Business Days rather than the initial four Business Day period); and

(ii) other than in connection with a Takeover Proposal, the Company Board may make a Company Adverse Change Recommendation in response to a Change in Circumstance, if and only if: (A) the Company Board shall have determined in good faith, after consultation with the Company’s outside legal counsel, that the failure to do so would be inconsistent with its fiduciary duties to the Company’s stockholders under applicable Law; (B) the Company shall have given Parent prior written notice of its intention to make a Company Adverse Change Recommendation as a result of such Change in Circumstance (a “Change in Circumstance Determination Notice”) (which notice shall have included a reasonably detailed summary of such Change in Circumstance) at least four Business Days prior to making any such Company Adverse Change Recommendation (which notice will not constitute a Company Adverse Change Recommendation) (the “Change in Circumstance Notice Period”); and (C) (1) during the Change in Circumstance Notice Period, Parent may propose revisions to the terms of this Agreement or make other proposals so that such Change in Circumstance would no longer necessitate a Company Adverse Change Recommendation, and the Company shall have made its Representatives available to, and negotiated in good faith with, Parent with respect to such proposed revisions or other proposals, if any, during such period, and (2) after the end of such period, after considering the results of such negotiations and giving effect to the proposals made by Parent, if any, and after consultation with the Company’s outside legal counsel and financial advisor, the Company Board shall have determined, in good faith, that the failure to make the Company Adverse Change Recommendation in response to such Change in Circumstance would be inconsistent with its fiduciary duties to the Company’s stockholders under applicable Law (for the avoidance of doubt, the provisions of this Section 6.1(b)(ii) will also apply to every material change to the facts and circumstances relating to such Change in Circumstance and require that a new Change in Circumstance Determination Notice be delivered to Parent in accordance with clause “(B)” and “(C)” above, provided, however, that the “matching” period described in clauses “(B)” shall be two Business Days rather than the initial four Business Day period).

SECTION 6.2. Employee and Employee Benefit Matters.

(a) Parent hereby acknowledges and agrees that a “change of control” (or similar phrase) within the meaning of each Company Employee Benefit Plan, as applicable, will occur as of the Effective Time. From and after the Effective Time, Parent agrees to honor in accordance with their terms all Company Employee Benefit Plans listed in Section 6.2 of the Company Disclosure Letter or filed as exhibits to the Available Company SEC Documents and all accrued benefits vested thereunder; it being understood and agreed that nothing in this Section 6.2(a) will prevent Parent from amending or terminating any Company Employee Benefit Plan or other agreement in accordance with its terms and applicable Law.

(b) As of the Closing, the Surviving Corporation or one of the Company Subsidiaries shall continue to employ the employees of the Company and the Company Subsidiaries as of the Effective Time. For a period of one year following the Effective Time, Parent agrees to provide, or cause to be provided, to those employees of the Company and the Company Subsidiaries who are employed by them as of immediately prior to the Effective Time and who continue to be actively employed by the Surviving Corporation (or any Affiliate thereof) during such one-year period the base salary (or base wages, as the case may be) no less favorable than the base salary (or base wages, as applicable) provided by the Company and the Company Subsidiaries to such employees immediately prior to the Effective Time; provided that Parent shall be under no obligation to retain any employee or group of employees of the Company or the Company Subsidiaries other than as required by applicable Law.

(c) For purposes of all employee benefit plans, programs and arrangements maintained by or contributed to by Parent and its Subsidiaries (including, after the Closing, the Surviving Corporation), Parent shall, or shall cause its Subsidiaries to, subject to applicable law and the terms of such plan, program or arrangement, cause each such plan, program or arrangement to treat the prior service with the Company and its Affiliates of each person who is an employee of the Company or the Company Subsidiaries immediately prior to the Closing (a “Company Employee”) (to the same extent such service is recognized under analogous plans, programs or arrangements of the Company or its Affiliates prior to the Closing) as service rendered to Parent or the Parent Subsidiaries, as the case may be, for purposes of eligibility to participate in and vesting thereunder (but not benefit accrual) and for sabbatical purposes; provided, however, that such crediting of service will not operate to duplicate any benefit or the funding of such benefit. With respect to each health or welfare benefit plan maintained by Parent and its Subsidiaries (including, after the Closing, the Surviving Corporation) for the benefit of Company Employees, Parent shall use its commercially reasonable efforts to (i) ensure that Company Employees will be given credit for any deductible or co-payment amounts paid in respect of the plan year in which the Closing occurs, to the extent that, following the Closing, they participate in any other health or welfare benefit plan for which deductibles or co-payments are required and (ii) waive any preexisting condition that was waived under the terms of any Company Employee Benefit Plan immediately prior to the Closing or waiting period limitation which would otherwise be applicable to a Company Employee on or after the Closing. Parent or the Surviving Corporation shall cause any accrued but unused vacation, sick leave or other paid time off (excluding sabbatical) that is accrued as of the Closing Date to be paid out to Company Employees through payroll following the Closing, less applicable withholding Taxes.

(d) If directed in writing by Parent prior to the Effective Time and, with respect to each plan that contains a cash or deferred arrangement intended to qualify under Section 401(k) of the Code (a “401(k) Plan”), prior to the date on which the Acceptance Time occurs, the Company shall take (or cause to be taken) all actions reasonably determined by

Parent to be necessary or appropriate to terminate any such employee benefit plan, with such termination effective as of the business day immediately prior to the date on which the Offer Acceptance Time occurs with respect to any such 401(k) Plan. The Company shall provide Parent with evidence that such 401(k) Plan(s) have been timely terminated pursuant to resolutions of the board of directors of the Company or the Company Subsidiary, as the case may be. The form and substance of such resolutions shall be subject to the prior review and approval of Parent, which approval shall not be unreasonably withheld. The Company also shall take such other actions in furtherance of terminating such 401(k) Plan(s) as Parent may reasonably request.

(e) Nothing contained in this Agreement shall, or shall be construed so as to, (i) constitute an amendment or modification of any employee benefit plan; (ii) create any third party rights in any such current or former service provider of the Company or any of the Company Subsidiaries (including any beneficiary or dependent thereof); or (iii) obligate Parent or any of its Affiliates (including the Company, the Company Subsidiaries following the Effective Time) to adopt or maintain any particular plan or program or other compensatory or benefits arrangement at any time or prevent the Parent or any of its Affiliates (including the Company and the Company Subsidiaries following the Effective Time) from modifying or terminating any such plan, program or other compensatory or benefits arrangement at any time.

SECTION 6.3. Efforts; Antitrust Filings.

(a) Subject to the terms and conditions set forth in this Agreement, each of the parties shall use its respective reasonable best efforts to take, or cause to be taken, all actions, to file, or cause to be filed, all documents and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable, under applicable Antitrust Laws and otherwise, to consummate and make effective the Transactions as soon as reasonably practicable, including (i) the obtaining of all necessary actions or nonactions, waivers, consents, clearances, decisions, declarations, approvals and expirations or terminations of waiting periods from Governmental Authorities (the “Governmental Consents”) and the making of all necessary registrations and filings and the taking of all steps as may be necessary to obtain any such Governmental Consents by or from, or to avoid an action or proceeding by, any Governmental Authority in connection with any Antitrust Law; (ii) the obtaining of all necessary consents, authorizations, approvals or waivers from third parties; and (iii) the execution and delivery of any additional instruments necessary to consummate the Transactions. Notwithstanding anything to the contrary set forth in this Section 6.3 or elsewhere in this Agreement, neither the Company nor any Company Subsidiary shall be required to agree to the payment of a consent fee, “profit sharing” payment or other consideration (including increased or accelerated payments), or the provision of additional security (including a guaranty), in connection with obtaining any consent pursuant to any Company Material Contract.

(b) By way of illustration and not limitation, the parties agree to use their respective reasonable best efforts to take, and to cause their Affiliates to take, all actions and steps requested or required by any Governmental Authority as a condition to granting any Governmental Consent, and to cause the prompt expiration or termination of any applicable waiting period and to resolve objections, if any, as the FTC and the DOJ, or other Governmental Authorities of any other jurisdiction for which Governmental Consents are sought with respect to the Transactions, so as to obtain such Governmental Consents, and to avoid the commencement of a lawsuit by the FTC, the DOJ or other Governmental Authorities under Antitrust Laws, and to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other order in any suit or proceeding which would otherwise have the effect of preventing the Closing or delaying the Offer Acceptance Time beyond the Expiration Date.

(c) Subject to the terms and conditions of this Agreement, each of the parties hereto shall (and shall cause their respective Affiliates, if applicable, to): (i) promptly, but in no event later than ten Business Days after the date hereof, make an appropriate filing of all Notification and Report forms as required by the HSR Act with respect to the Transactions; and (ii) cooperate with each other in determining whether, and promptly preparing and making, any other filings or notifications are required to be made with, or Governmental Consents are required to be obtained from, any other Governmental Authorities in connection with the Transactions.

(d) Without limiting the generality of anything contained in this Section 6.3, during the Pre-Closing Period, each party hereto shall use its reasonable best efforts to (i) give the other parties prompt notice of the making or commencement of any request, inquiry, investigation, action or Legal Proceeding brought by a Governmental Authority or brought by a third party before any Governmental Authority, in each case, with respect to the Transactions, (ii) keep the other parties informed as to the status of any such request, inquiry, investigation, action or Legal Proceeding, (iii) promptly inform the other parties of any communication to or from the FTC, DOJ or any other Governmental Authority in connection with any such request, inquiry, investigation, action or Legal Proceeding, (iv) upon request, promptly furnish to the other party, subject to an appropriate confidentiality agreement to limit disclosure to outside counsel and consultants retained by such counsel, with copies of documents provided to or received from any Governmental Authority in connection with any such request, inquiry, investigation, action or Legal Proceeding (other than Item “4(c)” and “4(d)” documents as those terms are used in the rules and regulations under the HSR Act), (v) subject to an appropriate confidentiality agreement to limit disclosure to counsel and outside consultants retained by such counsel, and to the extent reasonably practicable, consult in advance and cooperate with the other parties and consider in good faith the views of the other parties in connection with any analysis, appearance, presentation, memorandum, brief, argument, opinion or proposal to be made or submitted in connection with any such request, inquiry, investigation, action or Legal Proceeding, and (vi) except as may be prohibited by any Governmental Authority or by any Law, in connection with any such request, inquiry, investigation, action or Legal Proceeding in respect of the Transactions, each party hereto shall provide advance notice of and permit authorized Representatives of the other party to be present at each meeting or conference relating to such request, inquiry, investigation, action or Legal Proceeding and to have access to and be consulted in advance in connection with any argument, opinion or proposal to be made or submitted to any Governmental Authority in connection with such request, inquiry, investigation, action or Legal Proceeding. Each party shall supply as promptly as practicable such information, documentation, other material or testimony that may reasonably be requested by any Governmental Authority, including by complying at the earliest reasonably practicable date with any reasonable request for additional information, documents or other materials received by any party or any of their respective Subsidiaries from any Governmental Authority in connection with such applications or filings for the transactions contemplated by this Agreement. Merger Sub shall pay all filing fees under the HSR Act and for any filings required under foreign

Antitrust Laws, but the Company shall bear its own costs for the preparation of any such filings. Neither party shall commit to or agree with any Governmental Authority to stay, toll or extend any applicable waiting period under the HSR Act, or pull and refile under the HSR Act, or other applicable Antitrust Laws, without the prior written consent of the other party (which consent shall not be unreasonably withheld or delayed).

SECTION 6.4. Public Statements. The initial press release relating to this Agreement will be a joint press release issued by the Company and Parent and thereafter, subject to Section 5.2, except for any disclosure required by Law or any listing agreement with a national securities exchange or trading market, the Company, Parent and Merger Sub shall use commercially reasonable efforts to consult with each other prior to issuing, and to provide each other with the opportunity to review and comment upon, any press release or other public announcement with respect to this Agreement or the Transactions (to the extent not previously issued or made in accordance with this Agreement).

SECTION 6.5. Notification of Certain Matters.

(a) During the Pre-Closing Period, the Company agrees to give prompt notice to Parent (i) upon becoming aware that any representation or warranty made by it in this Agreement has become untrue or inaccurate, or of any failure by the Company to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it pursuant to this Agreement, in each case if and only to the extent that such untruth, inaccuracy, or failure would reasonably be expected to cause any of the conditions to the obligations of Parent and Merger Sub to consummate the Offer or Merger to fail to be satisfied, respectively, except that no such notification will affect or be deemed to modify any representation or warranty of the Company set forth in this Agreement or the conditions to the obligations of Parent and Merger Sub to consummate the Offer or the Merger or the remedies available to the parties under this Agreement; provided, however, that the failure to notify Parent of a breach of any representation or warranty made by it in this Agreement pursuant to this Section will not constitute a breach of covenant in any material respect for purposes of paragraph (d) of Exhibit B.

(b) During the Pre-Closing Period, Parent agrees to give prompt notice to the Company (i) upon becoming aware that any representation or warranty made by it in this Agreement has become untrue or inaccurate or of any failure by Parent to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it pursuant to this Agreement, in each case, if and only to the extent that such untruth, inaccuracy or failure would reasonably be expected to result in a Parent Material Adverse Effect, except that no such notification will affect or be deemed to modify any representation or warranty of Parent or Merger Sub set forth in this Agreement or the remedies available to the parties under this Agreement.

SECTION 6.6. No Solicitation.

(a) Except as permitted by this Section 6.6, during the Pre-Closing Period, the Company shall not, and the Company shall cause the Company Subsidiaries and the Representatives of the Company and the Company Subsidiaries not to, (i) solicit, initiate, or knowingly encourage the submission of, any Takeover Proposal or any inquiry, proposal, offer or indication of interest that would reasonably be expected to lead to a Takeover Proposal (a “Takeover Inquiry”), (ii) approve or recommend any Takeover Proposal, enter into any agreement, agreement-in-principle or letter of intent with respect to or accept any Takeover Proposal or Takeover Inquiry (or resolve to or publicly propose to do any of the foregoing), (iii) participate or engage in any discussions or negotiations regarding, or furnish to any Person any information in connection with, or knowingly take any action to facilitate any inquiries or the making of any proposal that constitutes, or could reasonably be expected to lead to, any Takeover Proposal or Takeover Inquiry, or (iv) terminate, amend, waive or fail to enforce any rights under any “standstill” or other similar agreement between the Company or any of the Company Subsidiaries and any Parent (other than Parent); provided, however, that prior to the Offer Acceptance Time, in response to an unsolicited written Takeover Proposal from a third party that has not been withdrawn and that the Company Board determines in good faith (after receiving the advice of its financial advisor and outside counsel) is, or could reasonably be expected to result in or lead to, a Superior Proposal, the Company and its Representatives may (x) furnish information with respect to the Company and the Company Subsidiaries to the person making such Takeover Proposal and its Representatives and afford access to the business, properties, assets, books, records or personnel of the Company and any Company Subsidiary, in each case, pursuant to an Acceptable Confidentiality Agreement and (y) participate or engage in discussions or negotiations with such person making such Takeover Proposal and its Representatives (including to solicit a revised Takeover Proposal), in the case of each of clauses “(x)” and “(y),” if and only if: (1) there shall have been no material breach or violation of the terms of this Section 6.6(a) in connection with such person making such Takeover Proposal; (2) prior to taking any action contemplated in clauses “(x)” or “(y)” with respect to such person, the Company Board shall have determined in good faith (after consultation with outside counsel) that the failure to do so would be inconsistent with its fiduciary duties to the stockholders of the Company under applicable Law; (3) contemporaneously with furnishing or making available any information to such person, the Company furnishes or makes available such information to Parent (to the extent not previously furnished or made available to Parent); and (4) the Acceptable Confidentiality Agreement between the Company and such person making such Takeover Proposal does not prohibit or restrict the Company in any way from complying with its disclosure obligations to Parent under Section 6.1 and Section 6.6 of this Agreement (without giving effect to the proviso at the end of Section 6.6(c)). Notwithstanding anything to the contrary in this Section 6.6(a), during the Pre-Closing Period, the Company shall not be required to enforce, and shall be permitted to waive, any provision of any standstill or confidentiality agreement solely to the extent that such provision prohibits or purports to prohibit a confidential proposal being made to the Company Board (or any committee thereof), provided that the Company Board shall have determined in good faith (after consultation with outside counsel) that so enforcing or not waiving any such provision of any standstill or confidentiality agreement would be inconsistent with its fiduciary duties to the stockholders of the Company under applicable Law.

(b) Nothing contained in this Section 6.6 or elsewhere in this Agreement shall prohibit the Company or the Company Board from (i) taking and disclosing to the holders of Company Common Stock a position contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act, (ii) from making any disclosure to the holders of Company Common Stock if the Company Board has determined in good faith (after consultation with outside counsel) that the failure to do so would be inconsistent with its fiduciary duties to the stockholders of the Company under applicable Law, or (iii) making any “stop, look and listen” communication pursuant to Rule 14d-9(f) promulgated under the Exchange Act; provided, however, that: (A) this Section 6.6(b) shall not be deemed to permit the Company Board to make a Company Adverse Change Recommendation except as and to the extent permitted by Section 6.1(b); and (B) any such communication or disclosure shall be deemed to be a Company Adverse Change Recommendation unless it is accompanied by a statement of the Company Board expressly reaffirming the Company Board Recommendation in connection with such communication or disclosure.

(c) In addition to the other obligations of the Company set forth in this Section 6.6, the Company shall promptly (within one Business Day) notify Parent in writing of any Takeover Proposal or Takeover Inquiry (and of any material amendments or modifications thereto), or any request for information with respect to any Takeover Proposal or Takeover Inquiry, that is received during the Pre-Closing Period, including the material terms and conditions of any Takeover Proposal, Takeover Inquiry or request received during the Pre-Closing Period (unless the Takeover Proposal or Takeover Inquiry is in written form, in which case the Company shall give Parent a copy thereof and any material amendments or modifications thereto) and the identity of the Person making such Takeover Proposal, Takeover Inquiry or request); provided, however, nothing in this Section 6.6(c) shall require the Company to breach any confidentiality obligations of the Company in existence prior to the date of this Agreement to a Person making a Takeover Proposal that would preclude any of the disclosures contemplated by this Section 6.6(c) regarding such Person’s Takeover Proposal.

(d) The Company shall, and shall direct its Representatives to cease immediately all discussions and negotiations that commenced prior to the date of this Agreement regarding any Takeover Proposal or Takeover Inquiry. The Company also shall promptly (and in any event within three Business Days following the date hereof) (A) request in writing that each Person that has heretofore executed a confidentiality agreement in connection with its consideration of acquiring the Company or any portion thereof to return or destroy all confidential information heretofore furnished to such Person by or on behalf of the Company or any Company Subsidiary, and (B) cease furnishing or making available any non-public information regarding the Company or any of the Company Subsidiaries to such Person, including by prohibiting such Person from having access to any physical or electronic data rooms. Nothing in the Section 6.6(d) shall be deemed to prevent the Company, the Company Subsidiaries or their respective Representatives from taking any action otherwise permitted by Section 6.6(a) through (c).

SECTION 6.7. Indemnification and Insurance.

(a) Parent and Merger Sub agree that all rights to indemnification by the Company now existing in favor of each person who is now, or has been at any time prior to the date hereof or who becomes prior to the Effective Time an officer or director of the Company or any Company Subsidiary (each an “Indemnified Party”), with respect to actions or omissions taken by an Indemnified Party prior to the Effective Time in his or her capacity as an officer or director of the Company or a Company Subsidiary, as provided in the Company’s certificate of incorporation or bylaws, in each case as in effect on the date of this Agreement, or pursuant to any indemnification agreements identified in Section 3.16(a)(x) of the Company Disclosure

Letter, in each case as in effect on the date hereof, copies of which have been Made Available to Parent, including provisions relating to the advancement of expenses incurred in the defense of any action or suit, will survive the Merger and will remain in full force and effect. From the Effective Time through the six year anniversary of the date on which the Effective Time occurs, Parent shall cause the Surviving Corporation to abide by such indemnification obligations to the Indemnified Parties.

(b) Parent shall cause the Surviving Corporation to maintain the Company’s officers’ and directors’ liability insurance policies, in effect on the date of this Agreement (the “D&O Insurance”), for a period of six years after the Effective Time, but only to the extent related to actions or omissions prior to the Effective Time; provided that (i) the Surviving Corporation may substitute therefor policies of at least the same coverage and amounts containing terms no less advantageous to such former directors or officers and (ii) such substitution will not result in gaps or lapses of coverage with respect to matters occurring prior to the Effective Time; provided, further, that in no event will Parent or the Surviving Corporation be required to expend more than an amount per year equal to 300% of current annual premiums paid by the Company for such insurance (the “Maximum Amount”) to maintain or procure insurance coverage pursuant hereto; and provided, further, that if the amount of the annual premiums necessary to maintain or procure such insurance coverage exceeds the Maximum Amount, Parent and the Surviving Corporation shall procure and maintain for such six-year period as much coverage as reasonably practicable for the Maximum Amount. Parent or the Surviving Corporation shall have the right to cause coverage to be extended under the D&O Insurance by obtaining a six-year “tail” policy on terms and conditions no less advantageous than the D&O Insurance, and such “tail” policy will satisfy the provisions of this Section 6.7(b).

(c) The obligations of Parent and the Surviving Corporation under this Section 6.7 will survive the consummation of the Merger and will not be terminated or modified in such a manner as to adversely affect any Indemnified Party to whom this Section 6.8 applies without the consent of such affected Indemnified Party (it being expressly agreed that the Indemnified Parties to whom this Section 6.7 applies will be third party beneficiaries of this Section 6.7, each of whom may enforce the provisions of this Section 6.7).

(d) If Parent or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and will not be the continuing or Surviving Corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision will be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 6.7.

SECTION 6.8. Section 16 Matters. Prior to the Offer Acceptance Time, the Company shall take all such steps as may be required to approve, for purposes of Section 16(b) of the Exchange Act, the disposition and cancellation or deemed disposition and cancellation of Shares and Company Stock Awards in the Transaction by applicable individuals and to cause such dispositions and/or cancellations to be exempt under Rule 16b-3 promulgated under the Exchange Act.

SECTION 6.9. Rule 14d-10 Matters. Prior to the Offer Acceptance Time and to the extent permitted by applicable Law, the Compensation Committee of the Company Board, at a meeting duly called and held, shall approve, as an “employment compensation, severance or other employee benefit arrangement” within the meaning of Rule 14d-10(d)(2) under the Exchange Act, each agreement, arrangement or understanding between the Company or any of its Affiliates and any of the officers, directors or employees of the Company that are effective as of the date of this Agreement or are entered into after the date of this Agreement and prior to the Offer Acceptance Time pursuant to which compensation is paid to such officer, director or employee and shall take all other action reasonably necessary to satisfy the requirements of the non-exclusive safe harbor set forth in Rule 14d-10(d)(2) under the Exchange Act.

SECTION 6.10. Transfer Taxes. All documentary, sales, use, real property transfer, registration, transfer, stamp, recording and similar Taxes and fees shall be paid by the Person or Persons on whom such Taxes and fees are imposed by applicable Law.

SECTION 6.11. Merger Sub Stockholder Consent. Immediately following the execution of this Agreement, Parent shall execute and deliver, in accordance with Section 228 of the DGCL and in its capacity as the sole stockholder of Merger Sub, a written consent adopting this Agreement.

SECTION 6.12. No Control of the Other Party’s Business. The parties acknowledge and agree that the restrictions set forth in this Agreement are not intended to give Parent or Merger Sub, on the one hand, or the Company, on the other hand, directly or indirectly, the right to control or direct the business or operations of the other at any time prior to the Effective Time. Prior to the Effective Time, each of Parent and the Company shall exercise, consistent with the terms, conditions and restrictions of this Agreement, complete control and supervision over their own business and operations.

SECTION 6.13. Securityholder Litigation. The Company shall promptly notify Parent in writing of, and give Parent the opportunity to participate, at Parent’s expense, in the defense of, any claim or litigation related to this Agreement, the Offer, the Merger or the other Transactions brought by any stockholder of the Company or any holder of the Company’s other securities against the Company and/or its directors or officers and the Company shall consider the Parent’s advice with respect to such claim or litigation, including the defense and settlement thereof. The Company shall not agree to any full or partial compromise or settlement of any such claim or litigation without the Parent’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed).

SECTION 6.14. NASDAQ Listing. The Company shall use its commercially reasonable efforts to continue the listing of the Company Common Stock on NASDAQ during the term of this Agreement. Notwithstanding the foregoing, the Company shall cooperate with Parent and use reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Law (including the rules and regulations of NASDAQ) to enable the de-listing by the Surviving Corporation of Company Common Stock from NASDAQ and the deregistration of Company Common Stock under the Exchange Act as promptly as practicable after the Effective Time.

SECTION 6.15. Takeover Laws. If any “fair price,” “business combination” or “control share acquisition” statute or other similar statute or regulation is or may become applicable to any of the Transactions, the Company shall use reasonable best efforts to (a) take such actions as are reasonably necessary so that the Transactions may be consummated as promptly as practicable on the terms contemplated hereby and (b) otherwise take all such actions as are reasonably necessary to eliminate or minimize the effects of any such statute or regulation on the Transactions.

ARTICLE 7

CONDITIONS PRECEDENT TO THE MERGER

The respective obligations of each party to effect the Merger are subject to the satisfaction or, to the extent permitted by applicable Law, waiver on or prior to the Closing Date of each of the following conditions:

SECTION 7.1. No Injunctions or Restraints. No Judgment issued by a court of competent jurisdiction or by a Governmental Authority, nor any Law or other legal restraint or prohibition, will be in effect that would make the Merger illegal or otherwise prevent the consummation thereof.

SECTION 7.2. Consummation of Offer. Merger Sub (or Parent on Merger Sub’s behalf) will have accepted for payment and paid for all of the Shares validly tendered pursuant to the Offer and not validly withdrawn pursuant to the Offer.

ARTICLE 8

TERMINATION, AMENDMENT AND WAIVER

SECTION 8.1. Termination. This Agreement may be terminated and the Offer and the Merger may be abandoned (with respect to Sections 8.1(b) through Section 8.1(i), by written notice by the terminating party to the other party) at any time prior to the Offer Acceptance Time:

(a) by mutual written consent of Parent and the Company;

(b) by either the Company or Parent, if the Offer (as it may have been extended pursuant to this Agreement) will have expired, without the acceptance for payment of Shares pursuant to the Offer; provided, however, that a party will not be permitted to terminate this Agreement pursuant to this Section 8.1(b) if: (i) the expiration of the Offer is attributable to the failure of an Offer Condition to be satisfied; and (ii) the failure of such Offer Condition to be satisfied is attributable to a failure, on the part of the party seeking to terminate this Agreement, to perform in any material respect any covenant or obligation in this Agreement required to be performed by such party at or prior to the Offer Acceptance Time;

(c) by either the Company or Parent, if the Offer Acceptance Time will not have occurred on or prior to the close of business on May 8, 2017 (the “Outside Date”); provided, however, that the right to terminate this Agreement under either clause of this Section 8.1(c) will not be available to any party whose failure to fulfill any obligation under this Agreement has been the principal cause of, or resulted in, the failure of the Offer Acceptance Time to occur on or before the Outside Date;

(d) by either the Company or Parent, if any Judgment issued by a court of competent jurisdiction or by a Governmental Authority, or Law or other legal restraint or prohibition making the acceptance for payment of, and payment for, shares of Company Common Stock pursuant to the Offer or the Merger illegal or otherwise preventing the consummation thereof will be in effect and will have become final and nonappealable; provided, however, that a party shall not be permitted to terminate this Agreement pursuant to this Section 8.1(d) if the issuance of such Judgment is attributable to the failure of such party to fulfill any of its obligations under this Agreement in any material respect;

(e) by Parent, if: (i) the Company Board will have failed to include the Company Board Recommendation in the Schedule 14D-9 when mailed, or will have effected a Company Adverse Change Recommendation; (ii) a tender offer or exchange offer for outstanding shares of Company Common Stock shall have been commenced (other than by Parent or an Affiliate of Parent) and the Company Board shall have recommended that the stockholders of the Company tender their shares in such tender or exchange offer or, within 10 Business Days after the commencement of such tender or exchange offer, the Company Board shall have failed to recommend against acceptance of such offer and to publicly reaffirm its recommendation of this Agreement, the Offer and the Merger; (iv) a Takeover Proposal shall have been publicly announced, and the Company shall have failed to issue a press release that reaffirms its recommendation of this Agreement, the Offer and the Merger, within five Business Days after such Takeover Proposal is publicly announced; or (v) there shall have been a willful and material breach by the Company of Section 6.1; or

(f) by Parent, if the Company has breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (A) would give rise to the failure of an Offer Condition set forth in clause (c) or (d) of Exhibit B, (B) is incapable of being cured by the Outside Date, or has not been cured within thirty days of the date Parent gives the Company notice of such breach or failure to perform; provided, however that Parent will not have the right to terminate this Agreement pursuant to this Section 8.1(f) if either Parent or Merger Sub is then in material breach of any representation, warranty, covenant or obligation hereunder;

(g) by the Company, if Parent has breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (A) has had or would reasonably be expected to have a Parent Material Adverse Effect, and (B) is incapable of being cured by the Outside Date or has not been cured by Parent within thirty days of the date the Company gives Parent notice of such breach or failure to perform; provided, however, that the Company will not have the right to terminate this Agreement pursuant to this Section 8.1(g) if the Company is then in material breach of any representation, warranty, covenant or obligation hereunder;

(h) by the Company upon two Business Days’ notice to Parent, if Merger Sub will have failed to commence (within the meaning of Rule 14d-2 under the Exchange Act) the Offer within the period specified in Section 1.1(b) or will have failed to accept for purchase all Shares validly tendered (and not validly withdrawn) as of the expiration of the Offer (as may be extended), which failure, in each case, has not been cured by Parent within five Business Days of the date the Company gives Parent notice of such failure to perform; provided, however, that the Company shall not be permitted to terminate this Agreement pursuant to this Section 8.1(h) if such failure by Merger Sub results from the failure by the Company (or its Affiliates) to perform any covenant required to be performed by the Company (or is Affiliates) under this Agreement; or

(i) by the Company, in order to accept a Superior Proposal and enter into a definitive agreement providing for the implementation of such Superior Proposal (a “Specified Agreement”), provided that (A) the Company has complied in all material respects with the requirements of Section 6.1(b)(i) and Section 6.6 and (B) concurrently with the termination of this Agreement, the Company pays to Parent the Termination Fee contemplated by Section 8.3(a) and enters into the Specified Agreement.

SECTION 8.2. Effect of Termination. Upon the termination of this Agreement pursuant to Section 8.1, this Agreement will forthwith become null and void except for the provisions of (i) Section 5.2(b), (ii) Section 8.2, (iii) Section 8.3, and (iv) Article 9, which will survive such termination; provided, however, that nothing herein will relieve any party from liability for Fraud or willful and material breach of this Agreement for any and all liabilities and damages incurred or suffered by the other party as a result of such Fraud or willful and material breach. The Confidentiality Agreement (as amended pursuant to Section 5.2(b)) will not be affected by the termination of this Agreement.

SECTION 8.3. Fees and Expenses.

(a) If this Agreement is terminated (i) pursuant to Section 8.1(e), the Company shall promptly, but in no event later than two Business Days after termination of this Agreement, or (ii) pursuant to Section 8.1(i), the Company shall, concurrently with or prior to (and as a condition to) the termination of this Agreement, in the case of each of clauses “(i)” and “(ii),” pay Parent a fee in immediately available funds of $21,000,000 (the “Termination Fee”).

(b) If this Agreement is terminated (x) pursuant to (A) Section 8.1(b) where the failure of the Offer Acceptance Time to have occurred is attributable to the failure of the Minimum Tender Condition to have been satisfied, or (B) Section 8.1(c), (y) at any time on or after the date hereof and prior to such termination a Takeover Proposal will have been publicly announced, and (z) within twelve months after the date of such termination, the Company consummates, or enters into a Contract with respect to, any transaction specified in the definition of “Takeover Proposal” (and which transaction is ultimately consummated), then the Company shall pay Parent the Termination Fee on the date of consummation of such transaction. For purposes of this Section 8.3(b), “Takeover Proposal” will have the meaning ascribed thereto except that references in such definition to “15%” will be replaced by “50%.”

(c) In the event that Parent or its designee receive full payment pursuant to this Section 8.3, the receipt of the Termination Fee will be deemed to be liquidated damages for any and all losses or damages suffered or incurred by Parent, Merger Sub, any of their respective

Affiliates or any other Person in connection with this Agreement (and the termination hereof), the transactions contemplated hereby (and the abandonment thereof) or any matter forming the basis for such termination, and none of Parent, Merger Sub, any of their respective Affiliates or any other Person will be entitled to bring or maintain any claim, action or proceeding against the Company or any of its Affiliates arising out of this Agreement, any of the Transactions or any matters forming the basis for such termination. Subject to Section 8.2, Parent’s right to receive payment from the Company of the Termination Fee pursuant to Section 8.3 will be the sole and exclusive remedy of Parent, Merger Sub in connection with the termination of this Agreement in the circumstances in which such fee becomes payable.

(d) The parties acknowledge that the agreements contained in this Section 8.3 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, the parties would not enter into this Agreement; accordingly, if the Company fails to timely pay any amount due pursuant to this Section 8.3, and, in order to obtain the payment, Parent commences a Legal Proceeding which results in a judgment against the Company, the Company shall pay Parent its reasonable and documented costs and expenses (including reasonable and documented attorneys’ fees) in connection with such suit, together with interest on such amount at the prime rate as published in the Wall Street Journal in effect on the date such payment was required to be made through the date such payment was actually received.

(e) All costs and expenses incurred in connection with this Agreement and the Transactions will be paid by the party incurring such costs and expenses, whether or not the Transactions are consummated. For the avoidance of doubt, Parent or the Surviving Corporation shall be responsible for all fees and expenses of the Exchange Agent.

ARTICLE 9

GENERAL PROVISIONS

SECTION 9.1. Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given (a) upon receipt, if delivered personally, (b) two Business Days after being sent by certified mail (return receipt requested) or sent by overnight courier, (c) if sent by email transmission on a day other than a Business Day or after 6:00 p.m. recipient’s local time, and receipt is confirmed, the Business Day following the date of transmission, or (d) if sent by facsimile email transmission before 6:00 p.m. recipient’s local time on a Business Day, and receipt is confirmed, on the date of transmission; provided that in each case the notice or other communication is sent to the physical address or email address set forth beneath the name of such party below (or to such other physical addressor email address as such party shall have specified in a written notice given to the other parties hereto):

if to the Company:

TubeMogul, Inc.

1250 53rd Street, Suite 2

Emeryville, CA 94608

Attention: Brett Wilson

Email: brett@tubemogul.com

with a copy (which shall not constitute notice) to:

DLA Piper LLP (US)

2000 University Avenue

East Palo Alto, CA 94303

Attention: Peter Astiz and Brandee Fernandez

Email: peter.astiz@dlapiper.com and brandee.fernandez@dlapiper.com if to Parent or Merger Sub:

Adobe Systems Incorporated

345 Park Avenue

San Jose, CA 95110-2704

Attention: Justin Judd

Email: pjudd@adobe.com

with a copy (which shall not constitute notice) to:

Weil, Gotshal & Manges LLP

201 Redwood Shores Parkway

Redwood Shores, CA 94065

Attention: Jane Ross

Email: jane.ross@weil.com

SECTION 9.2. Representations and Warranties. The representations and warranties contained in this Agreement will not survive the Merger.

SECTION 9.3. Interpretations. When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference will be to a Section, Exhibit or Schedule to this Agreement unless otherwise indicated. The words “include,” “includes” and “including” when used herein will be deemed in each case to be followed by the words “without limitation.” When used herein, the words “hereof,” “herein” and “herewith” and words of similar import will, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement. Unless the context otherwise requires, “neither,” “nor,” “any,” “either” and “or” are not exclusive. The word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and does not mean “if.” When used in this Agreement, references to “$” or “Dollars” are references to United States dollars. The meaning assigned to each capitalized term defined and used in this Agreement is equally applicable to both the singular and the plural forms of such term, and words denoting any gender include all genders. The headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement. The parties hereto agree that they have been represented by counsel during the negotiation, drafting, preparation and execution of this Agreement and, therefore, waive the application of any Law or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document. No summary of this Agreement or any Exhibit or Schedule delivered herewith prepared by or on behalf of any party will affect the meaning or interpretation of this Agreement or such Exhibit or Schedule. The information contained in this Agreement and in the Company Disclosure Letter is disclosed solely for purposes of this Agreement, and no information contained herein or therein will be deemed to be an admission by any party to any third Person of any matter whatsoever, including (i) any violation of Law or breach of contract; or (ii) that such information is material or that such information is required to be referred to or disclosed under this Agreement.

SECTION 9.4. Governing Law; Jurisdiction; Waiver of Jury Trial.

(a) This Agreement will be governed by, and construed in accordance with, the Laws of the State of Delaware regardless of the Laws that might otherwise govern under applicable principles of conflicts of laws thereof.

(b) Each of the parties hereto (i) irrevocably and unconditionally consents to submit itself to the exclusive personal jurisdiction of the Court of Chancery of the State of Delaware, New Castle County, or, if that court does not have jurisdiction, a Federal court sitting in the State of Delaware in any action or proceeding arising out of or relating to this Agreement, the Offer, the Merger or any of the other Transactions, (ii) agrees that all claims in respect of such action or proceeding shall be heard and determined in any such court, (iii) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (iv) agrees that it shall not bring any action relating to this Agreement or any of the Transactions in any other court. Each of the parties hereto waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other Person with respect thereto.

(C) EACH OF THE PARTIES TO THIS AGREEMENT IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS.

SECTION 9.5. Counterparts; Electronic Transmission of Signatures. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, and delivered by means of electronic transmission, each of which when so executed and delivered will be deemed to be an original and all of which when taken together will constitute one and the same agreement.

SECTION 9.6. Assignment; No Third Party Beneficiaries.

(a) This Agreement and all of the provisions hereto will be binding upon and inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations set forth herein will be assigned by any party hereto without the prior written consent of the other parties hereto and any purported assignment without such consent will be void.

(b) Nothing in this Agreement will be construed as giving any Person, other than the parties hereto and their heirs, successors, legal representatives and permitted assigns, any right, remedy or claim under or in respect of this Agreement or any provision hereof, except for, from and after the Closing, the rights of each Indemnified Party under Section 6.7. Without limiting the foregoing, the representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties. Any inaccuracies in such representations and warranties are subject to waiver by the parties in accordance with Section 9.12 without notice or liability to any other Person. Persons other than the parties to this Agreement may not rely on the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

SECTION 9.7. Severability. If any provision of this Agreement will be held to be illegal, invalid or unenforceable under any applicable Law, then such contravention or invalidity will not invalidate the entire Agreement. Such provision will be deemed to be modified to the extent necessary to render it legal, valid and enforceable, and if no such modification will render it legal, valid and enforceable, then this Agreement will be construed as if not containing the provision held to be invalid, and the rights and obligations of the parties will be construed and enforced accordingly.

SECTION 9.8. Entire Agreement. This Agreement and the Confidentiality Agreement (as amended pursuant to Section 5.2(b)) contain all of the terms of the understandings of the parties hereto with respect to the subject matter hereof.

SECTION 9.9. Parent Guarantee. Parent agrees to take all action necessary to cause Merger Sub or the Surviving Corporation, as applicable, to perform all of its respective agreements, covenants and obligations under this Agreement. Parent unconditionally guarantees to the Company the full and complete performance by Merger Sub or the Surviving Corporation, as applicable, of its respective obligations under this Agreement and will be liable for any breach of any representation, warranty, covenant or obligation of Merger Sub or the Surviving Corporation, as applicable, under this Agreement. This is a guarantee of payment and performance. Parent hereby waives diligence, presentment, demand of performance, filing of any claim, any right to require any proceeding first against Merger Sub or the Surviving Corporation, as applicable, protest, notice and all demands whatsoever in connection with the performance of its obligations set forth in this Section 9.9.

SECTION 9.10. Enforcement. The parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy and would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties will be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which they are entitled at law or in equity.

SECTION 9.11. Amendment. Prior to the Offer Acceptance Time, subject to Section 6.7(c), this Agreement may be amended by the parties hereto, without the need to obtain the approval of any third party beneficiaries. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

SECTION 9.12. Waiver. Any failure of any of the parties to comply with any obligation, covenant, agreement or condition herein may be waived at any time prior to the Effective Time by any of the parties entitled to the benefit thereof only by a written instrument signed by each such party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, representation, warranty, covenant, agreement or condition will not operate as a waiver of or estoppel with respect to, any subsequent or other failure.

[The remainder of this page is intentionally blank.]

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be executed as of the date first written above.

TUBEMOGUL, INC.

By:	/s/ Brett Wilson
Name: Brett Wilson
Title: Chief Executive Officer

ADOBE SYSTEMS INCORPORATED

By:	/s/ Mark Garrett
Name: Mark Garrett
Title: Executive Vice President and Chief Financial Officer

TIGER ACQUISITION CORPORATION

By:	/s/ Mike Dillon
Name: Mike Dillon
Title: General Counsel and Secretary

[Signature Page to Agreement and Plan of Merger]

EXHIBIT A

Defined Terms

“401(k) Plan” has the meaning set forth in Section 6.2(d) of this Agreement.

“Acceptable Confidentiality Agreement” means an agreement with the Company that either (i) is in effect as of the execution and delivery of this Agreement; or (ii) contains provisions that are no less favorable in the aggregate to the Company than those contained in the Confidentiality Agreement and does not prohibit the Company from complying with its obligations under Section 6.6 of this Agreement.

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, or is controlled by, or is under common control with, such Person. For this purpose, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership of other ownership interests, by contract or otherwise.

“Agreement” means the Agreement and Plan of Merger to which this Exhibit A is attached, as it may be amended from time to time.

“Anti-Corruption Laws” mean the Foreign Corrupt Practices Act of 1977, as amended, the Anti-Kickback Act of 1986, as amended, the UK Bribery Act of 2010 or any applicable Laws of similar effect, and the related regulations and published interpretations thereunder.

“Antitrust Law” means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, and all other applicable laws and regulations (including non U.S. laws and regulations) issued by a Governmental Authority that are designed or intended to preserve or protect competition, prohibit and restrict agreements in restraint of trade or monopolization, attempted monopolization, restraints of trade and abuse of a dominant position, or to prevent acquisitions, mergers or other business combinations and similar transactions, the effect of which may be to lessen or impede competition or to tend to create or strengthen a dominant position or to create a monopoly.

“Appraisal Shares” has the meaning set forth in Section 2.5 of this Agreement.

“Authorizations” has the meaning set forth in Section 3.12(b) of this Agreement.

“Available Company SEC Document” has the meaning set forth in the preamble to Article 3 of this Agreement.

“Business Days” mean a day except a Saturday, a Sunday or other day on which the Company is closed for business or the banks in the city of San Francisco are authorized or required by Law to be closed.

“Capitalization Date” has the meaning set forth in Section 3.2(a) of this Agreement.

“Capitalization Representations” has the meaning set forth in Exhibit B to this Agreement.

“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act.

“Certificate of Merger” has the meaning set forth in Section 1.6 of this Agreement.

“Certificates” has the meaning set forth in Section 2.3(b) of this Agreement.

“Change in Circumstance” means any material event or development or material change in circumstances with respect to the Company that (a) was not known and could not reasonably be expected to have been known or foreseen (or, if known, the consequences of which were not known and could not reasonably be expected to have been known or foreseen) by the Company Board as of the date of this Agreement, (b) becomes known to the Company Board prior to the consummation of the Offer and (c) does not relate to (i) any Takeover Proposal, (ii) any events, changes or circumstances relating to Parent, Merger Sub or any of their Affiliates or (iii) the status or clearance of the Merger under the Antitrust Laws.

“Change in Circumstance Determination Notice” has the meaning set forth in Section 6.1(b)(ii) of this Agreement.

“Change in Circumstance Notice Period” has the meaning set forth in Section 6.1(b)(ii) of this Agreement.

“Closing” has the meaning set forth in Section 1.5 of this Agreement.

“Closing Date” has the meaning set forth in Section 1.5 of this Agreement.

“Code” means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

“Company” has the meaning set forth in the introductory paragraph to this Agreement.

“Company Adverse Change Recommendation” has the meaning set forth in Section 6.1(a) of this Agreement.

“Company Associate” means each officer or other employee, or individual who is an independent contractor, consultant or director, of or to the Company or any Company Subsidiary.

“Company Board” has the meaning set forth in the recitals to this Agreement.

“Company Board Recommendation” has the meaning set forth in the recitals to this Agreement.

“Company Common Stock” means the common stock, par value $0.001 per share, of the Company.

“Company Disclosure Letter” has the meaning set forth in the preamble to Article 3 of this Agreement.

“Company Employee” has the meaning set forth in Section 6.2(c) of this Agreement.

“Company Employee Agreement” means each management, employment, severance, retention, transaction bonus, change in control, consulting, relocation, repatriation or expatriation agreement or other Contract between: (a) the Company or any Company Subsidiary and (b) any Company Associate (other than any Company Associate that is part time or paid on an hourly basis), other than any such Contract that is terminable “at will” (or following a notice period imposed by applicable Law) without any obligation on the part of the Company or any Company Subsidiary to make any severance, termination, change in control or similar payment or to provide any benefit.

“Company Employee Benefit Plan” means an Employee Benefit Plan maintained, adopted, sponsored, contributed or required to be contributed to by the Company or any Company ERISA Affiliate with respect to any current or former employee, individual consultant, officer or director of the Company or any of the Company Subsidiaries or any beneficiary or dependent thereof or under which the Company or any of the Company Subsidiaries has any liability.

“Company ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Company or any of the Company Subsidiaries, is considered a single employer under Section 414(b), (c), (m) or (o) of the Code.

“Company Financial Advisor” has the meaning set forth in Section 3.21 of this Agreement.

“Company Financial Statements” has the meaning set forth in Section 3.5(b) of this Agreement.

“Company Intellectual Property Rights” means (a) all Company Owned Intellectual Property Rights and (b) all Intellectual Property Rights licensed by or to the Company or any Company Subsidiary.

“Company Material Adverse Effect” means any change, event, violation, inaccuracy, effect or circumstance (each, an “Effect”) that, individually or taken together with all other Effects that have occurred on or prior to the date of determination of the occurrence of the Company Material Adverse Effect, is materially adverse to the business, financial condition or results of operations of the Company and the Company Subsidiaries considered as a single enterprise; provided, however, that Company Material Adverse Effect will not include any Effect to the extent attributable to (A) general political, economic or market conditions or general changes or developments in the industry in which the Company and the Company Subsidiaries operate, (B) acts of terrorism or war (whether or not declared) or natural disasters occurring after the date hereof, (C) the announcement of this Agreement or the pendency of the Transactions, including any negative impact on or disruption in relationships, contractual or otherwise, with customers, suppliers, distributors, employees, partners, vendors or any other third Person (provided, however, that the exception in this clause “(C)” shall not apply for purposes of any representation or warranty contained in Section 3.3(c), Section 3.9(h) or any other representation or warranty of the Company pertaining to the effects of the execution and delivery of this Agreement by the Company, the performance of the Company of its obligations hereunder, or the consummation of the Transactions), (D) the compliance by the Company with the terms of this Agreement (other than compliance with the terms of Section 5.1(a)), including any action taken or refrained from being taken by the Company pursuant to or in accordance with this Agreement and any action taken or refrained from being taken by the Company, in each case, which Parent has expressly approved, consented to or requested in writing following the date of this Agreement (provided, however, that any adverse Effect resulting from the manner in which the Company takes or fails to take such action or complies with the terms of this Agreement will not be excluded under this proviso), (E) changes in Law or any applicable accounting regulations or principles or the interpretations thereof, (F) changes in the price or trading volume of the Company’s stock, in and of itself (provided, however, that any adverse Effect that may have caused or contributed to such change in market price or trading volume will not be excluded under this proviso), (G) any failure, in and of itself, by the Company and the Company Subsidiaries to meet public or internal estimates, expectations, budgets, plans or projections relating to revenue, earnings or other financial performance or results of operations for any period (provided, however, that any adverse Effect that may have caused or contributed to any such failure will not be excluded under this proviso), and (H) any Legal Proceeding arising from the Transactions that is made or brought by any current or former stockholder of the Company (on the stockholder’s own behalf or on behalf of the Company), including any Legal Proceeding alleging or asserting any misrepresentation or omission in the Schedule 14D-9 or any other document filed with the SEC in connection with the Transactions, except, with respect to clauses (A), (B) and (E), to the extent that such Effect has had a disproportionate adverse effect on the Company and the Company Subsidiaries relative to other companies operating in the industries in which the Company and the Company Subsidiaries conduct business, in which case only the incremental disproportionate adverse impact may be taken into account in determining whether there has occurred or would reasonably be expected to occur a Company Material Adverse Effect.

“Company Material Contract” has the meaning set forth in Section 3.16(a) of this Agreement.

“Company Owned Intellectual Property Rights” means all Intellectual Property Rights that are owned or purported to be owned by, filed in the name of, or exclusively licensed to the Company or any Company Subsidiary.

“Company Preferred Stock” has the meaning set forth in Section 3.2(a) of this Agreement.

“Company Products” means any and all products and services, including software as a service, that currently are marketed, offered, sold, licensed, provided or distributed by the Company or any of the Company Subsidiaries.

“Company Released Parties” has the meaning set forth in Section 8.3(c) of this Agreement.

“Company SEC Reports” has the meaning set forth in Section 3.5(a) of this Agreement.

“Company Stock Awards” mean all Options and RSUs.

“Company Subsidiaries” mean the Subsidiaries of the Company and Shanghai Tumu Information Technology Co., Ltd.

“Confidentiality Agreement” has the meaning set forth in Section 5.2(a) of this Agreement.

“Constituent Corporations” means the Company and Merger Sub.

“Contract” means any written agreement, contract, obligation, arrangement, undertaking or other commitment that is legally binding.

“Conversion Ratio” means the fraction having: (a) a numerator equal to the Merger Consideration; and (b) a denominator equal to the average of the closing sale prices of a share of Parent Common Stock as reported on the Nasdaq Stock Market for the 10 consecutive trading day period ending on the second business day prior to the Closing Date; provided, however, that if, between the date of this Agreement and the Effective Time, the outstanding shares of Company Common Stock or Parent Common Stock are changed into a different number or class of shares by reason of any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction, then the Conversion Ratio shall be appropriately adjusted.

“Credit Agreement” means that certain Amended and Restated Loan and Security Agreement, by and between the Company and Silicon Valley Bank, dated as of August 21, 2013.

“Current Employee” has the meaning set forth in Section 3.14(c) of this Agreement.

“D&O Insurance” has the meaning set forth in Section 6.7(b) of this Agreement.

“DGCL” has the meaning set forth in the Recitals of this Agreement.

“DOJ” means the United States Department of Justice or any successor thereto.

“EDGAR” means the SEC’s Electronic Data Gathering, Analysis and Retrieval System.

“Effective Date” has the meaning set forth in Section 1.6 of this Agreement.

“Effective Time” has the meaning set forth in Section 1.6 of this Agreement.

“Employee Benefit Plan” means (a) any “employee benefit plan” (as defined in Section 3(3) of ERISA, but irrespective of whether a given plan is subject to U.S. law or the law of any other jurisdiction and (b) any plan, program, policy, practice, agreement or other arrangement, whether written or unwritten, relating to employment, pension, profit-sharing, bonus, incentive compensation, deferred compensation, vacation, sick pay, stock purchase, stock option, phantom equity, severance, supplemental unemployment, hospitalization or other medical, life, or other insurance, long- or short-term disability, change of control, fringe benefit or any other similar employee benefits.

“Entity” means any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any company limited by shares, limited liability company or joint stock company), firm, society or other enterprise, association, organization or entity.

“Environmental Laws” means any Federal, foreign, state and local Law or legal requirement, including regulations, orders, permits, licenses, approvals, ordinances, directives and the common Law, pertaining to pollution, the environment, the protection of the environment or human health and safety, including the Clean Air Act, the Clean Water Act, RCRA, CERCLA, the Occupational Safety and Health Act, the Toxic Substances Control Act, the Hazardous Materials Transportation Act, the Safe Drinking Water Act, the Federal Insecticide, Fungicide, and Rodenticide Act, the Emergency Planning and Community Right-to-Know Act and any similar Federal, foreign, state or local Law.

“ERISA” means the Employee Retirement Income Securities Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“ESPP” means the Company’s 2014 Employee Stock Purchase Plan, as amended.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Agent” has the meaning set forth in Section 2.3(a) of this Agreement.

“Exchange Fund” has the meaning set forth in Section 2.3(a) of this Agreement.

“Excluded Shares” has the meaning set forth in Section 2.2(b) of this Agreement.

“Expiration Date” has the meaning set forth in Section 1.1(c) of this Agreement.

“Final Purchase Date” has the meaning set forth in Section 2.4(j) of this Agreement.

“FTC” means the United States Federal Trade Commission or any successor thereto.

“Fundamental Representations” has the meaning set forth in Exhibit B to this Agreement.

“Fraud” means actual fraud involving a knowing and intentional misrepresentation of a fact, or concealment of a fact, made or concealed with the intent to deceive (as opposed to any fraud claim based on constructive knowledge, negligent misrepresentation or a similar theory) under Delaware law.

“GAAP” has the meaning set forth in Section 3.5(b) of this Agreement.

“Geolocation Data” means information used or intended to be used to determine the actual physical location of an individual or device with specificity.

“Governmental Authority” means any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) national, international, multinational, supra-national, federal, state, local, municipal, foreign or other government; or (c) governmental or quasi-governmental authority of any nature including any governmental division, department, agency, commission, instrumentality, official, ministry, fund, foundation, center, organization, unit body or Entity and any court, arbitrator or other tribunal.

“Governmental Consents” has the meaning set forth in Section 6.3(a) of this Agreement.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“HSR Condition” has the meaning set forth in Exhibit B of this Agreement.

“In-bound License” has the meaning set forth in Section 3.13(b) of this Agreement.

“Indemnified Party” has the meaning set forth in Section 6.7(a) of this Agreement.

“Intellectual Property Rights” mean the rights associated with the following under the Laws of any jurisdiction in the world: (i) patents, utility models, and applications therefor (including provisional applications) and all reissues, revisions, renewals, extensions, provisionals, continuations, and continuations in part, thereof (“Patents”), (ii) copyrights, copyright registrations and applications therefor and all other rights in works of authorship or otherwise corresponding thereto (“Copyrights”), (iii) trademarks, service marks, trade names, trade dress rights and similar designations of origin and rights therein and goodwill associated therewith (“Trademarks”), and (iv) rights in domain names, uniform resource locators, and web site addresses (“Domain Names”), (v) moral rights, (vi) rights in confidential or proprietary information and trade secrets (“Trade Secrets”), and (vii) all other intellectual property rights of any kind or nature.

“Judgment” has the meaning set forth in Section 3.3(c) of this Agreement.

“knowledge” with respect to (i) the Company will mean with respect to any matter in question the actual knowledge of the Company’s executive officers after reasonable inquiry of those employees who would reasonably be expected to have actual knowledge of the matter in question or (ii) the Parent or the Merger Sub will mean with respect to any matter in question the actual knowledge of such Entity’s executive officers after reasonable inquiry of those employees who would reasonably be expected to have actual knowledge of the matter in question. With respect to matters involving Intellectual Property Rights, knowledge does not require that any of such Entity’s executive officers conduct or have conducted or obtain or have obtained any freedom-to-operate opinions or similar opinions of counsel or any Intellectual Property Rights clearance searches.

“Law” means any national, international, multinational, supra-national, federal, state, local, municipal, foreign or other law, treaty, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Authority (or under the authority of NASDAQ).

“Leases” has the meaning set forth in Section 3.17(b) of this Agreement.

“Legal Proceeding” means any action, suit, charge, complaint, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Authority or any arbitrator or arbitration panel.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset.

“Made Available” means a document has been, prior to the execution and delivery of this Agreement, (i) listed as an exhibit to the Company’s Annual Report filed on Form 10-K on March 10, 2016 and filed by the Company on EDGAR in unredacted form, (ii) filed by the Company on EDGAR in unredacted form or (iii) produced by the Company in the electronic dataroom established in connection with the negotiation of this Agreement for purposes of review by Parent and its legal counsel and advisors.

“Maximum Amount” has the meaning set forth in Section 6.7(b) of this Agreement.

“Merger” has the meaning set forth in the recitals to this Agreement.

“Merger Consideration” has the meaning set forth in Section 2.2(a) of this Agreement.

“Merger Sub” has the meaning set forth in the introductory paragraph to this Agreement.

“Minimum Tender Condition” has the meaning set forth in Exhibit B to this Agreement.

“NASDAQ” means The NASDAQ Stock Market LLC or any successor thereto.

“Non-Company Employee” has the meaning set forth in Section in Section 2.4(f) of this Agreement.

“Non-Employee Equity Award” has the meaning set forth in Section 2.4(i) of this Agreement.

“Non-PII” means (i) information referred to as “Service Information” in the November 4, 2016 posted privacy policy and (ii) information associated with an individual’s activities online or on a mobile or other application (e.g., searches conducted, web pages, video or other content visited or viewed by a particular individual) and inferences based thereon, stored and maintained in a manner in which it is not linked or reasonably linkable to a particular identified individual or to a particular computer or device. The ability to advertise to a particular computer or device will not be considered “linked or reasonably linkable.”

“Offer” has the meaning set forth in the recitals to this Agreement.

“Offer Acceptance Time” has the meaning set forth in Section 6.1(b) of this Agreement.

“Offer Conditions” has the meaning set forth in Section 1.1(b) of this Agreement.

“Offer Documents” has the meaning set forth in Section 1.1(d) of this Agreement.

“Offer Price” has the meaning set forth in the recitals to this Agreement.

“Option Cash Amount” has the meaning set forth in Section 2.4(a) to this Agreement.

“Options” means any option granted, and, immediately before the Effective Time not exercised, expired or terminated, to a current or former employee, director or independent contractor of the Company or any of the Company Subsidiaries or any former Subsidiary of the Company or predecessor thereof to purchase Shares pursuant to the Stock Plans.

“Out-bound License” has the meaning set forth in Section 3.13(b) of this Agreement.

“Outside Date” has the meaning set forth in Section 8.1(c) of this Agreement.

“Parent” has the meaning set forth in the introductory paragraph to this Agreement.

“Parent Common Stock” has the meaning set forth in Section 2.4(c) of this Agreement.

“Parent Material Adverse Effect” means a material adverse effect on the ability of either Parent or Merger Sub to perform its obligations under this Agreement or to consummate the Offer or the Merger.

“Parent Subsidiaries” has the meaning set forth in Section 4.3(c) of this Agreement.

“Payment Rules” has the meaning set forth in Exhibit B to this Agreement.

“Permitted Lien” means (a) any Lien that arises out of Taxes not in default and payable without penalty or interest or the validity of which is being contested in good faith by appropriate proceedings and for which adequate reserves are being maintained in accordance with GAAP, (b) any Lien representing the rights of customers, suppliers and subcontractors in the ordinary course of business under the terms of any Contracts to which the relevant party is a party or under general principles of commercial or government contract law (including mechanics’, materialmen’s, carriers’, workmen’s, warehouseman’s, repairmen’s, landlords’ and similar liens granted or which arise in the ordinary course of business), (c) Liens which are disclosed in the notes to the consolidated financial statements of the Company included in the Company SEC Reports filed as of the date of this Agreement, (d) in the case of any Contract, Liens that are restrictions against the transfer or assignment thereof that are included in the terms of such Contract, (e) in the case of real property, Liens that are easements, rights-of-way, encroachments, restrictions, conditions and other similar Liens incurred or suffered in the ordinary course of business and which, individually or in the aggregate, do not and would not materially impair the use (or contemplated use), utility or value of the applicable real property or otherwise materially impair the present or contemplated business operations at such location, or zoning, entitlement, building and other land use regulations imposed by Governmental Authorities having jurisdiction over such real property or that are otherwise set forth on a title report, (f) any Liens issued in connection with the obligations under the Credit Agreement, (g) any leases, subleases and licenses (other than capital leases and leases underlying sale and leaseback transactions), including any In-Bound License or Out-bound License, and (h) any other Liens that do not secure a liquidated amount, that have been incurred or suffered in the ordinary course of business, and that would not, individually or in the aggregate, have a material effect on the Company and the Company Subsidiaries, taken as a whole.

“Person” means an individual or Entity.

“Personal Information” means, in addition to any definition provided by the Company or any Company Subsidiary for any similar term (e.g., “personally identifiable information” or “PII”) in any Company privacy policies or other public-facing statement, any information that, alone or in combination with other information, directly or indirectly identifies an individual, including an individual’s name, address, telephone number, e-mail address, date of birth, photograph, social security number or tax identification number, credit card number, bank information, or biometric identifiers. Personal Information may relate to any individual, including a current, prospective or former customer or employee of any Person. Personal Information includes information in any form, including paper, electronic and other forms. Notwithstanding the foregoing, Personal Information does not include Non-PII.

“Pre-Closing Period” has the meaning set forth in Section 5.1 of this Agreement.

“Privacy and Security Laws” means all Laws applicable to the Company regarding (i) receiving, collecting, compiling, accessing, using, processing, disclosing, electronically transmitting, securing, sharing, destroying or disposing, transferring and storing Personal Information, Geolocation Data, and Non-PII, including but not limited to the Children’s Online Privacy Protection Act, the California Online Privacy Protection Act, the Video Privacy Protection Act, the CAN-SPAM Act, the Payment Card Industry Data Security Standards, and the Telephone Consumer Protection Act, (ii) data protection and data breach notification (as applicable) or (iii) information security, trespass, computer crime and other Laws governing unauthorized access to or use of electronic data.

“Qualified Company Employee Benefit Plan” has the meaning set forth in Section 3.9(c) of this Agreement.

“RCRA” means the Resource Conservation and Recovery Act.

“Registered IP” means all Patents, registered Copyrights, registered Trademarks, Domain Names, all other Intellectual Property Rights that are the subject of a registration, certificate, filing, or recordation with or by any Governmental Authority, and all applications for any of the foregoing.

“Representatives” mean officers, directors, employees, attorneys, accountants, investment bankers, consultants, agents, financial advisors, other advisors and other representatives.

“RSU” means any restricted stock unit with respect to Company Common Stock granted by the Company pursuant to the Stock Plans.

“RSU Cash Amount” has the meaning set forth in Section 2.4(b) of this Agreement.

“Sarbanes-Oxley Act” has the meaning set forth in Section 3.5(c) of this Agreement.

“Schedule 14D-9” has the meaning set forth in Section 1.2(b) of this Agreement.

“Schedule TO” has the meaning set forth in Section 1.1(d) of this Agreement.

“SEC” means the United States Securities and Exchange Commission or any successor thereto.

“Section 262” has the meaning set forth in Section 2.5 of this Agreement.

“Securities Act” means the Securities Act of 1933, as amended.

“Shares” has the meaning set forth in the Recitals of this Agreement.

“Specified Agreement” has the meaning set forth in Section 8.1(i) of this Agreement.

“Specified Representations” has the meaning set forth in Exhibit B to this Agreement.

“Stock Plans” means the Company’s 2007 Equity Compensation Plan, as amended, the Company’s 2014 Equity Incentive Plan, any other stock option, stock bonus, stock award, or stock purchase plan, program, agreement or arrangement of the Company or any of the Company Subsidiaries or any predecessor thereof.

“Subleases” has the meaning set forth in Section 3.17(c) of this Agreement.

“Subsidiary” means with respect to any Person, another Person, an amount of the voting securities or other voting ownership interests of which is sufficient to elect at least a majority of its Board of Directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first Person.

“Superior Proposal” means any bona fide written Takeover Proposal which is on terms that the Company Board determines in its good faith judgment (after receipt of the advice of its financial advisor and outside counsel), taking into account all relevant factors, including the price, form of consideration, closing conditions, the legal, regulatory and financial aspects thereof, the ability to finance the proposal, the prospects for completion and other aspects of the proposal that the Company Board (or a committee thereof) deems relevant, (i) would, if consummated, result in a transaction that is more favorable to the holders of Company Common Stock from a financial point of view than the Transactions (including the terms of any proposal by Parent to modify the terms of the Transactions) and (ii) is reasonably capable of being completed on the terms proposed. For purposes of the reference to a “Takeover Proposal” in this definition, all references to 15% in the definition of “Takeover Proposal” will be deemed to be references to “50%.”

“Superior Proposal Determination Notice” has the meaning set forth in Section 6.1(b)(i) of this Agreement.

“Superior Proposal Notice Period” has the meaning set forth in Section 6.1(b)(i) of this Agreement.

“Surviving Corporation” has the meaning set forth in the Recitals to this Agreement.

“Takeover Inquiry” has the meaning set forth in Section 6.6(a) of this Agreement.

“Takeover Proposal” means any proposal or offer from any Person (other than Parent, Merger Sub or any of their Affiliates) to engage in any transaction or series of related transactions (other than the Transactions) involving any acquisition, merger, consolidation, reorganization, share exchange, share issuance, recapitalization, liquidation, direct or indirect business combination, asset acquisition or other similar transaction involving the Company or any Company Subsidiary of (A) the assets or businesses that constitute or represent 15% or more of the total revenue, operating income, or assets of the Company and the Company Subsidiaries, taken as a whole, or (B) 15% or more of the outstanding Shares or any other capital stock of, or other equity or voting interests in, the Company or any of the Company Subsidiaries directly or indirectly holding, individually or taken together, the assets or business referred to in clause (A) above.

“Tax Return” means any report, return, statement, declaration or other written information supplied or required to be supplied to a taxing or other Governmental Authority in connection with Taxes.

“Taxes” means all taxes, levies or other like assessments, charges or fees (including estimated taxes, charges and fees), including income, franchise, profits, corporations, advance corporation, gross receipts, transfer, excise, property, sales, use value-added, ad valorem, license, capital, wage, employment, payroll, withholding, social security, severance, occupation, import, custom, stamp, alternative, add-on minimum, environmental or other governmental taxes or charges, imposed by any Federal, state, county, local or foreign government or subdivision or agency thereof, including any interest, penalties or additions to tax applicable or related thereto.

“Technology” means technology and tangible embodiments thereof, whether in electronic, written or other media, including specifications, designs, documentation, schematics, algorithms, procedures, processes, techniques, methods, programs, formulae, routines, know-how, inventions (whether patentable or unpatentable and whether or not reduced to practice), discoveries, improvements, software code, application programming interfaces, user interfaces, databases, confidential information, Domain Names, and works of authorship.

“Termination Fee” has the meaning set forth in Section 8.3(a) of this Agreement.

“Transactions” has the meaning set forth in Section 1.2(a) of this Agreement.

“Uncertificated Shares” has the meaning set forth in Section 2.2(a) of this Agreement.

“Unvested In-the-Money Option” has the meaning set forth in Section 2.4(c) of this Agreement.

“Unvested RSU” has the meaning set forth in Section 2.4(c) of this Agreement.

“WARN Act” has the meaning set forth in Section 3.14(a) of this Agreement.

EXHIBIT B

Conditions of the Offer

Notwithstanding any other provision of the Offer or this Agreement to the contrary, Merger Sub will not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-l(c) under the Exchange Act (relating to Merger Sub’s obligation to pay for or return tendered Shares promptly after the termination or withdrawal of the Offer) (the “Payment Rules”), to pay for any Shares tendered pursuant to the Offer and may terminate or amend the Offer, in accordance with and subject to the terms of this Agreement, unless, at the then effective Expiration Date (i) there will have been validly tendered and not withdrawn prior to the expiration of the Offer that number of Shares (without regard to Shares tendered pursuant to guaranteed delivery procedures that have not yet been delivered in settlement or satisfaction of such guarantee) which would represent at least a majority of the issued and outstanding Shares (assuming the exercise of all outstanding Options and the issuance of all Shares that the Company is obligated to issue thereon) (the “Minimum Tender Condition”) and (ii) all waiting periods (including all extensions thereof) under the HSR Act applicable to the purchase of Shares pursuant to the Offer will have expired or been terminated (the “HSR Condition”). Furthermore, notwithstanding any other term of the Offer or this Agreement, Merger Sub will not be required to accept for payment or, subject to the Payment Rules, to pay for any Shares not theretofore accepted for payment or paid for, and may terminate or amend the Offer, in accordance with and subject to the terms of this Agreement if, at the then effective Expiration Date, any of the following conditions exists:

(a) any Judgment issued by a court of competent jurisdiction or by a Governmental Authority, or any Law or other legal restraint or prohibition, will be in effect that would make the Offer or the Merger illegal or otherwise prevent the consummation thereof;

(b) since the date of this Agreement, there shall have occurred any Company Material Adverse Effect that is continuing, or there shall have occurred any Effect that would reasonably be expected to result in a Company Material Adverse Effect;

(c) the representations and warranties of the Company set forth in (i) Section 3.2(a), Section 3.2(b) (the first sentence only) and Section 3.2(c) of this Agreement (the “Capitalization Representations”) (x) will not have been true and correct as of the date of this Agreement or will not be true and correct as of the Expiration Date as if made on and as of the Expiration Date (except, in each case, for representations and warranties that relate to a specific date which failure to be true and correct would be as of such specific date), and (y) the failure to be so true and correct, individually or in the aggregate with all other failures of the Capitalization Representations to be so true and correct, has resulted in or would reasonably be expected to result in additional cost, expense or liability to the Company, Parent and their Affiliates of more than $5,000,000 in the aggregate, (ii) clause “(y)” of the last sentence of Section 3.3(b), Section 3.3(f) and Section 3.6(a) of this Agreement (the “Specified Representations”) will not have been true and correct as of the date of this Agreement or will not be true and correct as of the Expiration Date as if made on and as of the Expiration Date (except, in each case, for

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representations and warranties that relate to a specific date which failure to be true and correct would be as of such specific date), (iii) Section 3.1, Section 3.2(d), Section 3.3(a), Section 3.3(b) (other than clause “(y)” of the last sentence thereof), Section 3.3(e), Section 3.9 and Section 3.21 of this Agreement (collectively, the “Fundamental Representations”) will not have been true and correct in all material respect as of the date of this Agreement or will not be true and correct in all material respects as of the Expiration Date as if made on and as of the Expiration Date, except for representations and warranties in the Fundamental Representations that address matters on as of a specific date or time (which failure to be true and correct would be as of such date or time), in each case, determined without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” limiting the scope of such representations and warranties, or (iv) this Agreement (other than a Capitalization Representation, a Specified Representation or a Fundamental Representation) will not have been true and correct as of the date of this Agreement or will not be true and correct as of the Expiration Date as if made on and as of the Expiration Date, except for such representations and warranties that address matters only as of a specific date or time (which failure to be true and correct would be as of such date or time), in each case determined without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” limiting the scope of such representations and warranties and disregarding such failures to be true and correct that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect;

(d) the Company shall have failed to perform in any material respect any obligation, or failed to comply in any material respect with any agreement or covenant, of the Company to be performed or complied with by it under this Agreement prior to such time;

(e) Parent and Merger Sub shall have not received a certificate executed by the Company’s Chief Executive Officer confirming on behalf of the Company that the conditions set forth in clauses (b), (c) and (d) of this Exhibit B have been duly satisfied; or

(f) this Agreement shall have been terminated in accordance with its terms;

which, in the sole and reasonable judgment of Merger Sub or Parent, in any such case, makes it inadvisable to proceed with such acceptance for payment or payment.

The foregoing conditions are for the sole benefit of Parent and Merger Sub and (except for the Minimum Tender Condition) may be waived by Parent and Merger Sub, in whole or in part at any time from time to time, in the sole discretion of Parent and Merger Sub. The failure by Parent, Merger Sub or any other affiliate of Parent at any time to exercise any of the foregoing rights will not be deemed a waiver of any such right, the waiver of any such right with respect to particular facts and circumstances will not be deemed a waiver with respect to any other facts and circumstances and each such right will be deemed an ongoing right that may be asserted at any time and from time to time.

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